Filed Pursuant to Rule 424(b)(2)
Registration No. 333-158770

PROSPECTUS SUPPLEMENT

To Prospectus dated April 24, 2009

37,000,000 Shares

EVERGREEN SOLAR, INC.

Common Stock

$1.80 per share

• Evergreen Solar, Inc. is offering 37,000,000 shares. • The last reported sale price of our common stock on May 20, 2009 was $2.23 per share.	• Trading symbol: Nasdaq Global Market — ESLR

This investment involves risks. See “Risk Factors” beginning on page S-9 of this prospectus supplement, on page 2 of the accompanying prospectus and in our periodic reports filed with the Securities and Exchange Commission and incorporated by reference herein.

	Per Share	Total
Public offering price	$1.80	$66,600,000
Underwriting discount	$0.084	$3,098,765
Proceeds, before expenses, to Evergreen Solar, Inc.	$1.716	$63,501,235

Piper Jaffray has a 30-day option to purchase up to 5,550,000 additional shares of common stock to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved of anyone’s investment in these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Piper Jaffray

The date of this prospectus supplement is May 20, 2009.

S-i

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. You should read this entire document, including the prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein that are described under “Incorporation of Certain Documents by Reference” before making your investment decision. In the event that the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. In addition, you should read any “free writing prospectus” we authorize to be delivered to you before making your investment decision.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and any “free writing prospectus” we authorize to be delivered to you. We have not authorized anyone to provide information different from that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any such “free writing prospectus.” You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus, any authorized “free writing prospectus” or information we previously filed with the Securities and Exchange Commission, or the Commission, and incorporated by reference herein is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. These documents do not constitute an offer to sell or solicitation of any offer to buy the shares of common stock in any circumstances under which the offer or solicitation is unlawful.

Unless otherwise stated in this prospectus supplement, we have assumed throughout this prospectus supplement that the over-allotment option granted to Piper Jaffray & Co., or Piper Jaffray, will not be exercised.

We own or have rights to trademarks or trade names that we use in conjunction with the operation of our business. Each trademark, trade name or service mark of any other company appearing in this prospectus supplement or the accompanying prospectus belongs to its holder. Use or display by us of other parties’ trademarks, trade names or service marks is not intended to and does not imply a relationship with, or endorsement or sponsorship by us of, the trademark, trade name or service mark owner.

The industry and market data contained or incorporated by reference in this prospectus supplement are based either on our management’s own estimates or on independent industry publications, reports by market research firms or other published independent sources. Although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness, as industry and market data are subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market shares. In addition, consumer preferences can and do change. Accordingly, you should be aware that the industry and market data contained or incorporated by reference in this prospectus supplement, and estimates and beliefs based on such data, may not be reliable. Unless otherwise indicated, all information

S-ii

contained or incorporated by reference in this prospectus supplement concerning our industry in general or any segment thereof, including information regarding (1) our market position and market share within our industry, (2) historical data concerning pricing, sales and volume and growth of sales or volume in our industry, (3) expectations regarding future growth of sales or volume in our industry and (4) brand recognition and consumer awareness, is based on management’s estimates using internal data, data from industry related publications, consumer research and marketing studies and other externally obtained data.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information concerning our business and this offering of shares of our common stock. It is not complete and does not contain all of the information that may be important to you and your investment decision. The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and notes thereto included elsewhere or incorporated by reference into this prospectus supplement and the accompanying prospectus. You should carefully read this entire prospectus supplement and the accompanying prospectus, including the information incorporated by reference herein, and should consider, among other things, the matters set forth in “Risk Factors,” and any “free writing prospectus” we authorize to be delivered to you, before making an investment decision. References to the terms “we,” “us,” “our” and similar terms, refer to Evergreen Solar, Inc. and its wholly owned subsidiaries on a consolidated basis, unless we state or the context implies otherwise. “Sovello” refers to “Sovello AG,” formerly EverQ GmbH, a German stock corporation which we own one-third.

Company Overview

We develop, manufacture and market String Ribbon™ solar panels utilizing our proprietary wafer manufacturing technology. Our technology involves a unique process of growing thin strips of multi-crystalline silicon that are then cut into wafers. This unique process substantially reduces the amount of silicon and other processing costs required to produce a wafer when compared to sawing processes commonly used by conventional wafer manufacturers. The wafers we produce are the primary components of photovoltaic, or PV, cells which, in turn, are used to produce solar panels.

Large-scale commercial application of our technology, using furnaces that grow two thin strips of multi-crystalline silicon, began in 2005 with the formation of EverQ GmbH (since renamed Sovello AG), a joint venture between us, Renewable Energy Corporation ASA, or REC, and Q-Cells AG, or Q-Cells. Since the opening of Sovello’s first manufacturing facility, Sovello has produced over 170 megawatts, or MW, of solar panels utilizing our string ribbon technology and has a current annual production capacity of approximately 90 MW.

Through intensive research and design efforts, we have significantly enhanced our wafer manufacturing technology and our ability to manufacture multi-crystalline silicon wafers. Our manufacturing facility located in Devens, Massachusetts, which opened in mid-2008, uses our quad wafer furnace equipment, which grows four thin strips of multi-crystalline silicon from one furnace and incorporates a state-of-the-art automated wafer cutting technology that further improves our wafer manufacturing process. Upon reaching full production capacity, which is expected to occur in the second half of 2009, the Devens facility is expected to operate at an annual production capacity of approximately 160 MW.

Silicon is the key raw material in manufacturing multi-crystalline silicon wafers. With current silicon consumption of less than five grams per watt, we believe we are the industry leader in efficient silicon consumption and use approximately half of the silicon used by wafer manufacturers utilizing conventional sawing processes. We believe that our proprietary and patented technologies offer significant cost advantages over competing silicon-based PV technologies.

To meet our growth objectives, we have entered into multi-year silicon supply agreements with certain suppliers. Under our silicon supply agreements with OCI Company Ltd., formerly DC Chemical Co., Ltd., or OCI, Wacker Chemie AG, or Wacker, and Solaricos Trading, LTD, or Nitol, we have silicon under contract that provides over 8,600 metric tons of silicon through 2018, including 550 metric tons in 2009.

Our strategy to date has been to construct and operate fully integrated wafer, cell and panel facilities to demonstrate the scalability of our proprietary wafer manufacturing technology when combined with industry-standard cell processing and panel assembly processes. Based upon the successful commercial-scale implementation of our wafer manufacturing technology at Sovello and at the Devens facility, we are now focusing on further improving upon and expanding our wafer manufacturing technology.

On April 30, 2009, we announced a frame agreement with Jiawei Solar (Wuhan) Co., Ltd., or Jiawei, located in Wuhan, China, representing a shift from our fully integrated factory strategy to one that we believe will continue to capitalize on our wafer making capability while utilizing the benefits of subcontractors for cell and panel manufacturing. Jiawei, which already has proven low-cost manufacturing capabilities, will process our wafers into cells and Evergreen-branded panels. This approach is also expected to substantially reduce the capital needed for future expansion.

Under the frame agreement with Jiawei:

•	We will manufacture String Ribbon™ wafers using our state-of-the-art quad wafer furnaces at a leased facility being built in Wuhan, China on Jiawei’s campus.

•	Jiawei will process String Ribbon™ wafers into Evergreen Solar-branded panels on a subcontract basis.

•	We will reimburse Jiawei for its cell and panel conversion costs, plus a subcontractor fee. The actual price paid to Jiawei will be negotiated annually.

•	The Wuhan government will provide, or coordinate with other Chinese governmental agencies, various incentives, including guarantees necessary to obtain third-party bank or other financing.

•

Initial annual capacity is expected to be approximately 100 MW and the parties intend to expand annual production capacity to approximately 500 MW by 2012, the timing and extent of which will be determined in 2010.

We expect that production in the initial 100 MW annual capacity facility will begin early in the second quarter of 2010 and reach full capacity of 25 MW per quarter by the end of 2010. The total estimated cost for the initial 100 MW facility is between $40 million and $50 million, the majority of which is for our quad wafer furnaces. However, we will seek financing for about two-thirds of the total cost, which we expect will reduce our portion of initial capital required to between $15 million to $20 million. At full capacity of about 25 MW per quarter by the end of 2010, we expect that the total manufacturing cost of panels produced in China, including Jiawei’s subcontractor fee, will be in the range of $1.40 per watt to $1.50 per watt. This assumes a silicon cost of about $90 per kilogram, which is our current average long-term cost of silicon. If the price of silicon returns to its historic level of about $50 per kilogram and as both we and Jiawei work together to improve technologies and reduce manufacturing costs, we believe that total manufacturing cost could be reduced to approximately $1.00 per watt by the end of 2012.

The establishment of our wafer manufacturing facility and the subcontractor relationship with Jiawei remains subject to the satisfaction of certain conditions, including financing, various import/export and construction permits and the negotiation of definitive agreements between us and Jiawei.

Our revenues today are primarily derived from the sale of String Ribbon™ solar panels, which are assemblies of PV cells that have been electrically interconnected and laminated in a physically durable and weather-tight package. We sell our products using distributors, systems integrators and other value-added resellers, who often add value through system design by incorporating our panels with electronics, structures and wiring systems. Applications for our products primarily include on-grid generation, in which supplemental electricity is provided to an electric utility grid. Our products are currently sold to customers primarily in Europe and the United States. During the year ended December 31, 2008 we entered into seven multi-year solar panel supply agreements, a portion of which are denominated in Euros. As of April 4, 2009, we had approximately 945 MW of backlog remaining under these contracts with deliveries scheduled through 2013.

Office Location

We were incorporated in Delaware in August 1994. Our executive offices are located at 138 Bartlett Street, Marlboro, Massachusetts 01752, and our telephone number is (508) 357-2221. We maintain an Internet website at www.evergreensolar.com. The information on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider it part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

The following summary contains basic information about this offering of common stock, and it is not intended to be complete. It does not contain all of the information that is important to you. For a more complete understanding of our common stock, please refer to the section of the accompanying prospectus entitled “Description of Capital Stock.”

Issuer	Evergreen Solar, Inc.

Common Stock Offered by Evergreen Solar, Inc	37,000,000 shares

Common Stock to be Outstanding after this Offering	201,952,098 shares

Use of Proceeds	The net proceeds from this offering of common stock, after deducting the underwriter’s discounts and commissions and our estimated expenses, will be approximately $63.0 million (or approximately $72.5 million if the option granted to Piper Jaffray to purchase additional common stock is exercised in full), based on the public offering price of $1.80 per share.

We intend to use the net proceeds from this offering: (1) to fund our planned initial 100 MW wafer manufacturing facility in Wuhan, China, which, assuming the Wuhan government provides or facilitates financing for approximately two-thirds of the initial expansion cost, is expected to require between $15 million and $20 million; (2) to purchase capital equipment required for further expansion of our Midland, Michigan string factory; and (3) for general corporate purposes, including working capital and payments to Sovello or its lenders that may be required under certain circumstances. See “Use of Proceeds.”

Dividend Policy	We intend to retain all future earnings, if any, to fund the development and growth of our business. We do not anticipate paying cash dividends on our common stock.

Nasdaq Symbol for Our Common Stock	Our common stock is listed on The Nasdaq Global Market under the symbol “ESLR.”

The number of shares of common stock to be outstanding after this offering is based upon 164,952,098 shares outstanding as of April 4, 2009. The number of shares of common stock to be outstanding after this offering does not include:

•	3,633,845 shares of common stock underlying options outstanding as of April 4, 2009 at a weighted average exercise price of $4.66 per share;

•	2,258,116 shares of common stock reserved and available for future issuance or future grant as of April 4, 2009 under our Amended and Restated 2000 Stock Option and Incentive Plan;

•	194,522 shares of common stock reserved and available for future issuance or future grant as of April 4, 2009 under our Amended and Restated 2000 Employee Stock Purchase Plan;

•	467,328 shares of common stock underlying warrants outstanding as of April 4, 2009 with an exercise price of $3.34 per share; and

•

shares of common stock issuable upon the conversion of our outstanding 4% senior convertible notes due 2013, or the 2013 Notes, in the aggregate principal amount of $373.8 million to the extent the conversion value exceeds the principal amount of the 2013 Notes.

You should carefully consider the information under “Risk Factors” and the other information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and any “free writing prospectus” we authorize to be delivered to you before making your investment decision.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table presents our summary consolidated financial data. The summary consolidated financial data presented below for the fiscal years ended December 31, 2006, 2007, and 2008 have been derived from, and should be read together with, our consolidated financial statements incorporated by reference into this prospectus supplement. Such financial data reflect our retroactive restatement, as appropriate, to apply the guidance noted in FSP No. EITF 03-6-1 “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities,” FSP No. APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement),” and FAS 160 “Noncontrolling Interests in Consolidated Financial Statements” to conform to current accounting. Such columns have been marked “As Restated.” The summary consolidated financial data presented below for the three months ended March 29, 2008 and for and as of the three months ended April 4, 2009 have been derived from, and should be read together with, our unaudited condensed consolidated financial statements and the accompanying notes, incorporated by reference into this prospectus supplement, and include, in the opinion of management, all adjustments necessary for a fair presentation of our operating results and financial position for such periods and as of such dates. Our results for interim periods are not necessarily indicative of our results for a full year’s operations.

As of December 31, 2005 we owned 64% of Sovello. On December 19, 2006 we reduced our interest to one-third. As a result of our reduction in ownership to one-third, effective December 20, 2006, we account for our ownership interest in Sovello using the equity method of accounting. Under the equity method of accounting, we report our one-third share of Sovello’s net income or loss as a single line item in our income statement and our investment in Sovello as a single line item on our balance sheet. Prior to December 20, 2006, we consolidated Sovello’s results of operations into our results of operations. Therefore, our results of operations from prior periods are not comparable with our results of operations since December 20, 2006.

	For the Fiscal Year Ended December 31,			For the Three Months Ended
	2006	2007	2008	March 29, 2008	April 4, 2009
		As Restated
	(dollars in thousands, except per share data)
Consolidated Statement of Operations Data:
Total revenues	$102,252	$69,866	$111,959	$22,947	$55,806
Cost of revenue(1)	90,310	52,838	93,073	15,231	55,122

Gross profit	11,942	17,028	18,886	7,716	684

Operating expenses:
Research and development(1)	18,390	20,594	22,039	4,943	4,446
Selling, general and administrative(1)	21,890	20,608	23,868	4,992	6,376
Write-off of loan receivable from silicon supplier	—	—	—	—	43,882 (2)
Facility start-up and equipment write-offs(1)	1,526	1,404	38,657	3,419	3,459
Restructuring charges	—	—	30,413	1,826	1,792

Total operating expenses	41,806	42,606	114,977	15,216	59,955

Operating loss	(29,864)	(25,578)	(96,091)	(7,500)	(59,271)
Other income (expense):
Foreign exchange gains (losses), net	3,322	444	(4,078)	3,814	(699)
Interest income	4,613	9,774	12,695	3,027	2,213
Interest expense	(6,084)	(3,412)	(8,368)	(316)	(5,380)

Other income (expense), net	1,851	6,806	249	6,525 (3)	(3,866)

Loss before noncontrolling interest and equity income (loss) from interest in Sovello AG	(28,013)	(18,772)	(95,842)	(975)	(63,137)
Net earnings attributable to noncontrolling interest	849	—	—	—	—
Equity income (loss) from interest in Sovello AG	495	2,170	8,435	950	(1,152)

Net loss attributable to common stockholders	$(26,669)	$(16,602)	$(87,407)	$(25)	$(64,289)

Net loss per share (basic and diluted)(4)	$(0.41)	$(0.19)	$(0.67)	$(0.00)	$(0.40)

Weighted average shares used in computing basic and diluted net loss per share(4)	65,662	86,799	130,675	108,816	161,888

	For the Fiscal Year Ended December 31,			For the Three Months Ended
	2006	2007	2008	March 29, 2008	April 4, 2009
	(dollars in thousands)
Consolidated Statement of Cash Flows Data:
Net cash flows provided by (used in):
Operating activities	$(10,328)	$(11,996)	$(65,881)	$(18,111)	$(47,461)
Investing activities	(85,543)	(140,541)	(355,445)	(38,524)	3,250
Financing activities	74,985	175,137	492,786	167,528	191
Other Data:
Capital expenditures(5)	$107,667	$50,744	$345,256	$61,994	$59,051

	As of April 4, 2009
	Actual	As Adjusted(6)
	(dollars in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities	$59,552	$122,553
Total current assets	162,633	225,634
Investment in and advances to Sovello AG	124,086	124,086
Total assets	899,190	962,191
Total current liabilities	57,263	57,263
4% senior convertible notes due 2013, net of discount	314,376	314,376
Total liabilities	381,055	381,055
Total stockholders’ equity	518,135	581,136

(1)

Cost of revenue, research and development expenses, selling, general and administrative expenses and facility start-up and equipment write-offs each include stock-based compensation expense as follows:

	For the Fiscal Year Ended December 31,			For the Three Months Ended
				March 29, 2008	April 4, 2009
	2006	2007	2008
	(dollars in thousands)
Cost of revenue	$420	$617	$1,214	$247	$333
Research and development expenses	1,562	1,633	1,538	342	393
Selling, general and administrative expenses	3,080	4,008	3,548	729	783
Facility start-up and equipment write-offs	—	124	946	215	210

Total	$5,062	$6,382	$7,246	$1,533	$1,719

(2)

In the first quarter of 2009, we determined that our loan receivable and the related interest from Silicium de Provence S.A.S. had become impaired. As a result, we recognized a non-cash charge of $43.9 million for the three months ended April 4, 2009, representing the full value of the loan and related interest (at the applicable foreign exchange rate). See note 4 to our unaudited consolidated financial statements as of and for the three months ended April 4, 2009, which are incorporated by reference into this prospectus supplement.

(3)

Other income (expense), net consists of interest income primarily from interest earned on the holding of short-term marketable securities, bond premium amortization (or discount accretion), interest expense on outstanding debt and net foreign exchange gains and losses.

(4)

The calculation of diluted net loss per common share for the years ended December 31, 2006, 2007 and 2008 and for the three months ended March 29, 2008 and April 4, 2009 does not include approximately 19.4 million, 19.7 million, 38.2 million, 19.7 million and 37.8 million potential shares of common stock equivalents outstanding as of December 31, 2006, 2007 and 2008, March 29, 2008 and April 4, 2009, respectively, as their inclusion would be antidilutive. Common stock equivalents include outstanding common stock options, common stock warrants and convertible debt.

footnotes continued on following page

(5)	Capital expenditures as used herein represent purchases of fixed assets and deposits on fixed assets under construction.

(6)

Adjusted to give effect to this offering of 37.0 million shares of our common stock at the public offering price of $1.80 per share, as if this offering had occurred on April 4, 2009 and without exercise of the option granted to Piper Jaffray to purchase additional common stock. See “Use of Proceeds” and “Capitalization.”

RISK FACTORS

An investment in our common stock involves risks. Before you decide to invest in our common stock, you should consider carefully all of the information in this prospectus supplement and the accompanying prospectus, including the risks and uncertainties described below, as well as the section titled “Item 1A. Risk Factors” included in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2008, as filed with the Commission and incorporated by reference herein (which includes additional risk factors related to our business and our industry), all the other documents incorporated by reference herein, including our Quarterly Report on Form 10-Q for the three months ended April 4, 2009 (which includes additional risk factors related to our business and our industry), and any “free writing prospectus” we authorize to be delivered to you. Any of these risks could have a material adverse effect on our business, prospects, financial condition and results of operations. In any such case, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Relating to Our Common Stock and the Offering

We have a history of losses and may not achieve or maintain profitability in the future, which, in turn, could materially decrease the value of our common stock.

Since our inception, we have incurred significant net losses, including a net loss of $87.4 million for the fiscal year ended December 31, 2008 (after giving effect to FSP No. APB 14-1) and a net loss of $64.3 million for the three months ended April 4, 2009. Principally as a result of ongoing operating losses, we had an accumulated deficit of $223.7 million (after giving effect to FSP No. APB 14-1) as of December 31, 2008 and $288.0 million as of April 4, 2009. We expect to incur losses until our Devens facility produces and sells approximately 75% of its expected full capacity, or approximately 30 MW per quarter, and we achieve our expected manufacturing cost targets. Even if we do achieve profitability, we may be unable to sustain or increase our profitability in the future, which, in turn, could materially decrease the trading price of our common stock. We expect to continue to make significant capital expenditures and anticipate that our expenses will increase as we seek to:

•	expand our manufacturing operations, whether domestically or internationally;

•	develop our distribution network;

•	continue to research and develop our products and manufacturing technologies;

•	implement internal systems and infrastructure to support our growth; and

•	hire additional personnel.

We do not know whether our revenues will grow at all or grow rapidly enough to absorb these costs, and our limited operating history makes it difficult to assess the extent of these expenses or their impact on our operating results.

We have a significant amount of debt. The amount and structure of the debt could, depending on market conditions that are difficult to forecast, adversely affect our business, financial condition and results of operations.

We have a significant amount of debt and substantial debt service requirements. As of April 4, 2009, we had approximately $314.4 million, net of discount, of indebtedness outstanding. All borrowings under our working capital facility are secured. As of April 4, 2009, we had no borrowings outstanding under our working capital facility. Our substantial indebtedness could have significant consequences on our future operations, including:

•

requiring us to use a substantial portion of our cash flow from operations to service our indebtedness, which would reduce our cash flow available for working capital, capital expenditures, development projects and other general corporate purposes;

•	increasing our exposure to additional charges, including interest expenses caused by factors such as market volatility and fluctuation in exchange rates;

•	limiting our flexibility in planning for or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we operate and the general economy; and

•	placing us at a competitive disadvantage compared to our competitors who have less debt or are less leveraged.

Any of the above-listed factors could have an adverse effect on our business, financial condition and results of operations.

Furthermore, borrowings under our working capital facility bear interest at variable rates. If these rates were to increase significantly, our ability to borrow additional funds may be reduced and the risk related to our substantial indebtedness would intensify. As of April 4, 2009, we are not in compliance with certain financial covenants in the loan and security agreement governing our working capital facility. As a result of the non-compliance, on May 6, 2009 Silicon Valley Bank required us to cash collateralize approximately $2.9 million for amounts outstanding under existing letters of credit.

Our ability to meet our payment and other obligations depends on our ability to generate significant cash flow in the future. This, to some extent, is subject to general economic, financial, competitive, legislative and regulatory factors as well as other factors that are beyond our control. We cannot assure you that our business will generate sufficient cash flows from operations, or that future borrowings will be available to us in amounts sufficient and on terms reasonable to us to support our liquidity needs. If we are not able to generate sufficient cash flow to service our debt obligations, we may need to refinance or restructure our debt, sell assets, reduce or delay capital investments, or seek to raise additional capital. If we are unable to implement one or more of these alternatives, we may not be able to meet our payment obligations with respect to our debt.

The price of common stock may fluctuate significantly, which could result in substantial losses for our stockholders and subject us to litigation.

Our common stock is quoted on The Nasdaq Global Market. The trading price of our common stock has been and may continue to be volatile. The closing sale prices of our common stock, as reported by The Nasdaq Global Market, have ranged from $1.00 to $12.30 for the 52-week period from May 22, 2008 to May 20, 2009. Our operating performance will significantly affect the market price of our common stock. To the extent we are unable to compete effectively and gain market share or the other factors described in this “Risk Factors” section (or the “Risk Factors” sections of our Annual Report and Quarterly Report that are incorporated by reference herein) affect us, our stock price will likely decline. The market price of our common stock also may be adversely impacted by broad market and industry fluctuations regardless of our operating performance, including general economic and technology trends. The Nasdaq Global Market has, from time to time, experienced extreme price and trading volume fluctuations, and the market prices of technology companies such as ours have been extremely volatile. In addition, some companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. We may be involved in securities class action litigation in the future. This litigation often results in substantial costs and a diversion of management’s attention and resources.

Our quarterly revenue, operating results and market price of our common stock have fluctuated significantly in the past and may fluctuate significantly from quarter to quarter in the future due to a variety of factors, including:

•	the size and timing of orders from distribution partners for or shipments of our products;

•

the rate and cost at which we are able to expand our manufacturing capacity to meet product demand, including the rate and cost at which we are able to implement advances in our manufacturing technology;

•	our ability to establish and expand key distribution partner and supplier relationships;

•	our ability and the terms upon which we are able to raise capital sufficient to finance the expansion of our manufacturing capacity and our sales and marketing efforts;

•	our ability to complete Devens and other potential capacity expansions, including our proposed manufacturing relationship with Jiawei, within budget and within the time frame that we expect;

•	Sovello’s ability to expand within budget and within the time frame that it expects;

•	our ability to establish strategic relationships with third parties to accelerate our growth plans;

•	the amount and timing of expenses associated with our research and development programs and our ability to develop enhancements to our manufacturing processes and our products;

•	delays associated with the supply of specialized materials necessary for the manufacture of our solar power products;

•	our ability to execute our cost reduction programs;

•

charges resulting from replacing existing equipment or technology with new or improved equipment or technology as part of our strategy to expand our manufacturing capacity and to decrease our per unit manufacturing cost;

•	developments in the competitive environment, including the introduction of new products or technological advancements by our competitors;

•	the timing of adding the personnel necessary to execute our growth plan;

•	the general economic conditions, including a worldwide economic slowdown and the possibility of a prolonged severe recession in the United States;

•

recent disruptions to the credit and financial markets in the United States and worldwide; fluctuations in economic and market conditions that affect the viability of conventional and non-solar renewable energy sources, such as increases or decreases in the price of oil and other fossil fuels; and other economic conditions specific to the solar industry; and

•	the other risks and uncertainties described in “Risk Factors.”

We anticipate that our operating expenses will continue to increase significantly, particularly as we develop our internal infrastructure to support our anticipated growth. If our product revenues in any quarter do not increase correspondingly, our net losses for that period will increase. Moreover, given that a significant portion of our operating expenses is largely fixed in nature and cannot be quickly reduced, if our product revenues are delayed or below expectations, our operating results are likely to be adversely and disproportionately affected. For these reasons, quarter-to-quarter comparisons of our results of operations are not necessarily meaningful and you should not rely on results of operations in any particular quarter as an indication of future performance. If our quarterly revenue or results of operations fall below the expectations of investors or public market analysts in any quarter, the market value of our common stock would likely decrease, and it could decrease rapidly and substantially.

The issuance or sale of equity, convertible or exchangeable securities in the market, or the perception of such future sales or issuances, could lead to a decline in the trading price of our common stock.

Any issuance of equity, convertible or exchangeable securities, including for the purposes of financing acquisitions and the expansion of our business, may have a dilutive effect on our existing stockholders. In addition, the perceived risk associated with the possible issuance of a large number of shares of our common stock or securities convertible or exchangeable into a large number of shares of our common stock could cause some of our stockholders to sell their common stock, thus causing the trading price of our common stock to decline. Subsequent sales of our common stock in the open market or the private placement of our common stock or securities convertible or exchangeable into our common stock could also have an adverse effect on the trading price of our common stock. If our common stock price declines, it may be more difficult for us to or we may be unable to raise additional capital.

In addition, future sales of substantial amounts of our currently outstanding common stock in the public market, or the perception that such sales could occur, could adversely affect prevailing trading prices of our common stock, and could impair our ability to raise capital through future offerings of equity or equity-related securities. We cannot predict what effect, if any, future sales of our common stock, or the availability of shares for future sales, will have on the trading price of our common stock. As of April 4, 2009, we had:

•	250,000,000 shares of capital stock authorized for issuance;

•	164,952,098 shares of common stock outstanding;

•	3,633,845 shares of common stock underlying options outstanding at a weighted average exercise price of $4.66 per share;

•	2,258,116 shares of common stock available and reserved for future issuance or future grant under our Amended and Restated 2000 Stock Option and Incentive Plan;

•	194,522 shares of common stock available and reserved for future issuance or future grant under our Amended and Restated 2000 Employee Stock Purchase Plan;

•	467,328 shares of common stock underlying warrants outstanding with an exercise price of $3.34 per share; and

•

shares of common stock issuable upon the conversion of our outstanding 2013 Notes in the aggregate principal amount of $373.8 million to the extent the conversion value exceeds the principal amount of the 2013 Notes.

In connection with a multi-year polysilicon supply agreement and pursuant to a stockholders agreement, each of which we entered into with OCI in April 2007, OCI owns 10,750,000 transfer restricted shares of our common stock. The restrictions on the stock will lapse upon the satisfaction of certain conditions related to OCI’s delivery of polysilicon under the supply agreement, at which time we will be obligated to file a registration statement pursuant to which such shares will become freely tradable. We currently expect OCI to satisfy this delivery obligation in early 2010.

We, our executive officers and directors, and OCI will be subject to the lock-up agreements described in “Underwriting” for a period of 90 days after the date of this prospectus supplement, representing approximately 21.3 million shares, or 10.5%, of our outstanding common stock after this offering (taking into account the 37.0 million shares of common stock that are expected to be sold in this offering). Following the termination of these lock-up periods, these stockholders will have the ability to sell a substantial number of shares of common stock in the public market in a short period of time. Sales of a substantial number of shares of common stock in the public trading market, whether in a single transaction or a series of transactions, or the perception that these sales may occur, could also have a significant effect on volatility and the trading price of our common stock.

Any conversion of our currently outstanding 2013 Notes may dilute the ownership interest of existing stockholders.

The conversion of some or all of our currently outstanding 2013 Notes will dilute the ownership interests of existing stockholders to the extent the conversion value of such notes exceeds the principal amount of such notes. Any sales in the public market of shares of our common stock issuable upon such conversion could adversely affect prevailing trading prices of shares of our common stock. In addition, the existence of our currently outstanding 2013 Notes may encourage short selling by market participants because the conversion of such notes could depress the trading price of our common stock.

Because we do not intend to pay dividends on our common stock, stockholders will benefit from an investment in our common stock only if it appreciates in value.

We have never declared or paid any cash dividends on our common stock. We anticipate that we will retain our future earnings, if any, to support our operations and to finance the growth and development of our business and do not expect to pay cash dividends in the foreseeable future. As a result, the success of an investment in our common stock will depend upon any future appreciation in the value of our common stock. There is no guarantee that our common stock will appreciate in value or even maintain its current price.

We can issue shares of preferred stock that may adversely affect the rights of a stockholder of our common stock.

Our certificate of incorporation authorizes us to issue up to 27,227,668 shares of preferred stock with designations, rights and preferences determined from time-to-time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights superior to those of stockholders of our common stock. For example, an issuance of shares of preferred stock could:

•	adversely affect the voting power of the stockholders of our common stock;

•	discourage bids for our common stock at a premium and make it more difficult for a third party to acquire a majority of our common stock;

•	limit or eliminate any payments that the stockholders of our common stock could expect to receive upon our liquidation; or

•	otherwise adversely affect the market price of our common stock.

We have in the past and we may in the future issue additional shares of authorized preferred stock at any time.

We are subject to anti-takeover provisions in our charter and by-laws and under Delaware law that could delay or prevent an acquisition of our company, even if the acquisition would be beneficial to our stockholders.

Provisions of our certificate of incorporation and by-laws, each as amended, as well as Delaware law, could make it more difficult and expensive for a third party to pursue a tender offer, change in control transaction or takeover attempt that is opposed by our board of directors. Stockholders who wish to participate in these transactions may not have the opportunity to do so. We also have a staggered board of directors, which makes it difficult for stockholders to change the composition of our board of directors in any one year. If a tender offer, change in control transaction, takeover attempt or change in our board of directors is prevented or delayed, the market price of our common stock could decline. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging takeover attempts in the future.

Provisions of the indentures governing our currently outstanding 2013 Notes could also discourage an acquisition of us by a third party.

Certain provisions of the indentures governing the 2013 Notes could also make it more difficult or more expensive for a third party to acquire us, or may even prevent a third party from acquiring us. For example, upon the occurrence of certain transactions constituting a fundamental change, holders of the 2013 Notes will have the right, at their option, to require us to repurchase all of their 2013 Notes or any portion of the principal amount of such 2013 Notes in integral multiples of $1,000. We may also be required to increase the conversion rate for conversions in connection with certain fundamental changes. By discouraging an acquisition of us by a third party, these provisions could have the effect of depriving the holders of our common stock of an opportunity to sell their common stock at a premium over prevailing market prices.

Two stockholders own, or claim to own, a large portion of our outstanding voting power and may be able to influence significantly the outcome of any stockholder vote.

Based on Commission filings, OCI claims to own 15,698,125 shares of our common stock (which number includes 10,750,000 shares of transfer restricted common stock, which have full voting rights) and Barclays PLC beneficially claims to own 12,220,128 shares of our common stock, representing respectively approximately 9.5% and 7.4% of our voting power outstanding as of April 15, 2009. Accordingly, these stockholders can significantly influence matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other extraordinary transactions. The interests of these investors may differ from yours and they may vote in a way with which you disagree and which may be adverse to your interests. This concentration of ownership may have the effect of delaying, preventing, or deterring a change of control of our company, and might ultimately affect the market price of our common stock. In addition, pursuant to our stockholders agreement with OCI, OCI has the right, subject to certain exceptions, to participate in future equity and equity-linked offerings until April 17, 2014.

Our ability to use net operating loss carryforwards may be subject to limitation.

Section 382 of the U.S. Internal Revenue Code of 1986, as amended, imposes an annual limit on the amount of net operating loss carryforwards that may be used to offset taxable income when a corporation has undergone significant changes in its stock ownership or equity structure. Our ability to use net operating losses may be limited by prior changes in our ownership, by the issuance of shares of common stock under this offering, by the issuance of shares of common stock upon conversion of our convertible notes, or by the consummation of other transactions. As a result, if we earn net taxable income, our ability to use net operating loss carryforwards to offset U.S. federal taxable income may become subject to limitation, which could potentially result in increased future tax liabilities for us.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain, and any “free writing prospectus” we authorize to be delivered to you may contain, forward-looking statements that involve risks, uncertainties and assumptions, including those discussed in “Risk Factors.” If the risks or uncertainties ever materialize or any of the assumptions proves incorrect, our results will differ from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and are statements that could be deemed forward-looking statements, including but not limited to statements regarding:

•	our future growth, revenue, earnings and gross margin improvement;

•

the completion of our Devens facility, our expected expansion in Wuhan, China and other potential capacity expansions, and the timing of such facilities becoming fully operational and meeting manufacturing capacity goals on schedule and within budget;

•

the sufficiency of our cash, cash equivalents and marketable securities, access to the capital markets to satisfy our anticipated cash requirements, and possible sales of securities and our planned use of proceeds from such sales;

•	capital requirements to respond to competitive pressures and acquire complementary businesses and necessary technologies;

•	costs associated with research and development, building or improving manufacturing facilities, general and administrative expenses and business growth;

•	the demand and market for solar energy, shifts in our geographic product revenue mix, and our position in the solar power market;

•	the volume of PV solar panels we will produce;

•	the making of strategic investments and expansion of strategic partnerships, manufacturing operations and distribution networks, and the future benefit of these activities;

•	operating efficiency of manufacturing facilities, including increases in manufacturing scale and technological improvements needed to continuously reduce the cost per watt to manufacture our products;

•	revenue from customer contracts primarily denominated in Euros that are subject to foreign currency exchange risks and the use of derivative financial instruments to manage those risks;

•

future plans and benefits from the Sovello joint venture, including the expansion of Sovello’s manufacturing capacity and our ability to obtain liquidity for our investment through an initial public offering of Sovello shares or otherwise;

•	our receipt or Sovello’s receipt of public grant awards and other funding to support our expansion or Sovello’s expansion;

•	our expectations regarding product performance and cost and technological competitiveness;

•	our ability to obtain key raw materials, including silicon supply from our suppliers;

•

the benefits of our proprietary technology and new manufacturing and other developments, including our quad wafer furnace design and continued enhancements of our wafer, cell and panel production technologies; and

•	the payment of any cash dividends.

These statements may be identified with such words as “we expect,” “we believe,” “we anticipate” or similar indications of future expectations. These statements are neither promises nor guarantees and involve risks and uncertainties, which could cause our actual results to differ materially from such forward-looking statements. Such risks and uncertainties may include, among other things, macroeconomic and geopolitical trends and events, the execution and performance of contracts by distribution partners, suppliers and other partners, and other risks and uncertainties described herein, including but not limited to the items discussed in “Risk Factors.” We caution readers not to place undue reliance on any forward-looking statements contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein or any “free writing prospectus” we authorize to be delivered to you, which speak only as of their respective dates. We disclaim any obligation to update publicly or revise any such statements to reflect any change in our expectations, or events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in such forward-looking statements.

USE OF PROCEEDS

The net proceeds from this offering of common stock, after deducting the underwriter’s discounts and commissions and our estimated expenses, will be approximately $63.0 million (or approximately $72.5 million if the option granted to Piper Jaffray to purchase additional common stock is exercised in full), based on the public offering price of $1.80 per share.

We intend to use the net proceeds from this offering: (1) to fund our planned initial 100 MW wafer manufacturing facility in Wuhan, China, which, assuming the Wuhan government provides or facilitates financing for approximately two-thirds of the initial expansion cost, is expected to require between $15 million and $20 million; (2) to purchase capital equipment required for further expansion of our Midland, Michigan string factory; and (3) for general corporate purposes, including working capital and payments to Sovello or its lenders that may be required under certain circumstances.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of April 4, 2009:

•	on an actual basis; and

•

on an as adjusted basis to give effect to this offering of 37.0 million shares of our common stock at the public offering price of $1.80 per share, as if this offering had occurred on April 4, 2009 and without exercise of the option granted to Piper Jaffray to purchase additional common stock.

This table should be read in conjunction with “Use of Proceeds” and our consolidated financial statements and the accompanying notes, which are incorporated by reference into this prospectus supplement.

	As of April 4, 2009
	Actual	As Adjusted
	(dollars in thousands, except par value)
Cash, cash equivalents and marketable securities	$59,552	$122,553

$40.0 million secured working capital facility(1)	—	—
Senior convertible notes due 2013, net of discount(2)	314,376	314,376
Total long-term debt	$314,376	$314,376

Stockholders’ equity:
Common stock, $0.01 par value, 250,000,000 shares authorized, 164,952,098 issued and outstanding, actual; 201,952,098 issued and outstanding, as adjusted	1,650	2,020
Preferred stock, $0.01 par value, 27,227,668 shares authorized, none issued and outstanding, actual and as adjusted	—	—
Additional paid-in capital	805,510	868,141
Accumulated deficit	(287,976)	(287,976)
Accumulated other comprehensive income (loss)(3)	(1,049)	(1,049)

Total stockholders’ equity	518,135	581,136

Total capitalization	$832,511	$895,512

(1)

On October 16, 2008, we entered into a loan and security agreement with Silicon Valley Bank for a $40.0 million senior secured working capital facility, which may be used to borrow revolving loans or to issue letters of credit. As of April 4, 2009, we were not in compliance with certain financial covenants in the loan and security agreement. As a result of this non-compliance, on May 6, 2009 Silicon Valley Bank required us to cash collateralize approximately $2.9 million for amounts outstanding under existing letters of credit.

(2)

On July 2, 2008, we completed a public offering of $373.75 million aggregate principal amount of the 2013 Notes. For a description of the 2013 Notes, see note 6 to our audited consolidated financial statements, which are incorporated by reference into this prospectus supplement.

(3)	Comprehensive income consists of unrealized gains and losses on available-for-sale securities and cumulative foreign currency translation adjustments.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock has been listed on The Nasdaq Global Market under the symbol “ESLR” since November 2000. Prior to that date, there was no public market for our common stock. The following table sets forth, for the periods indicated, the high and low sales prices of our common stock as reported by The Nasdaq Global Market.

	High Sale Price	Low Sale Price
Fiscal 2009:
First Quarter	$3.79	$1.00
Second Quarter (through May 20, 2009)	2.43	2.04
Fiscal 2008:
First Quarter	$18.62	$7.52
Second Quarter	12.64	8.08
Third Quarter	10.63	3.30
Fourth Quarter	6.14	1.89
Fiscal 2007:
First Quarter	$10.98	$6.97
Second Quarter	13.21	8.11
Third Quarter	10.49	7.95
Fourth Quarter	18.85	8.95

On May 20, 2009, the last reported sale price of our common stock on The Nasdaq Global Market was $2.23 per share. As of May 20, 2009, there were approximately 470 holders of record of our common stock.

We have never declared or paid any cash dividends on our common stock and we do not anticipate paying any cash dividends on our common stock in the foreseeable future as we intend to retain any earnings to fund the development and growth of our business. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon, among other things, our financial condition and operating results.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock by “U.S. Holders” and “Non-U.S. Holders” (each, as defined below and collectively, “Holders”) that acquire our common stock pursuant to this offering and that hold such common stock as a capital asset (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the Code). This discussion is not a complete analysis of all of the possible tax consequences of such transactions and does not address all tax considerations that might be relevant to particular Holders in light of their personal circumstances. In addition, this description of the material U.S. federal income tax considerations does not address the tax considerations applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including:

•	financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt organizations;

•	insurance companies;

•	pass-through entities or investors in such entities;

•	persons holding the shares as part of a hedging, integrated or conversion transaction, constructive sale or “straddle”;

•	persons who acquired our securities through the exercise or cancellation of employee stock options or otherwise as compensation for their services;

•	U.S. expatriates or former long-term residents;

•	persons subject to the alternative minimum tax;

•	dealers or traders in securities or currencies;

•	taxpayers who have elected mark-to-market accounting;

•	taxpayers whose functional currency (as defined in Section 985 of the Code) is not the U.S. dollar;

•	controlled foreign corporations; and

•	passive foreign investment companies.

This summary does not address estate and gift tax consequences or tax consequences under any foreign, state or local laws.

This summary is based on the provisions of the Code, applicable Treasury Regulations, administrative pronouncements of the Internal Revenue Service, or IRS, and judicial decisions, all in effect as of the date hereof. Such authorities may be changed, possibly retroactively, or may be subject to differing interpretations, so as to result in U.S. federal income tax consequences different from those summarized herein. We have not requested, and will not request, a ruling from the IRS with respect to any of the U.S. federal income tax considerations described below, and as a result there can be no assurance that the IRS will not disagree with or challenge any of the conclusions we have reached and that are describing herein. Persons considering the purchase of our common stock should consult their tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

As used in this section, the term “U.S. Holder” means a beneficial owner of our common stock that is: (1) an individual citizen or resident of the United States; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; and (4) a trust if (A) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust or (B) it has in effect a valid election to be treated as a U.S. person for U.S. federal income tax purposes.

If you are an individual, you may be treated as a resident alien of the United States, as opposed to a non-resident alien, for U.S. federal income tax purposes if you are present in the United States for at least 31 days in a calendar year and for an aggregate of at least 183 days during a three-year period ending in such calendar year. For purposes of this calculation, you would count all of the days that you were present in the then-current year, one-third of the days that you were present in the immediately preceding year and one-sixth of the days that you were present in the second preceding year. Resident aliens are subject to U.S. federal income tax as if they were U.S. citizens, and thus would constitute “U.S. Holders” for purposes of the discussion below.

As used in this section, the term “Non-U.S. Holder” means a beneficial owner of our common stock that is not a U.S. Holder, is not a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) and is not subject to special treatment under the Code. If a partnership is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common stock, you should consult your tax advisor regarding the U.S. federal income tax consequences to you of the acquisition, ownership, and disposition of our common stock.

WE URGE PROSPECTIVE INVESTORS TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSIDERATIONS WITH RESPECT TO ACQUIRING, HOLDING AND DISPOSING OF SHARES OF OUR COMMON STOCK.

Taxation of Dividends on Our Common Stock

If we pay cash distributions to Holders of shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the Holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “Sale, Exchange or Other Disposition of Our Common Stock,” discussed below.

Any dividends we pay to a U.S. Holder that is a taxable corporation will generally qualify for the dividends-received deduction if the requisite holding period is satisfied.

With certain exceptions (including but not limited to dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, qualified dividends received by a non-corporate U.S. Holder generally will be subject to tax at the maximum tax rate accorded to capital gains for taxable years beginning on or before December 31, 2010, after which the rate applicable to dividends is currently scheduled to return to the tax rate generally applicable to ordinary income.

Dividends on our common stock paid to a Non-U.S. Holder that are not effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States generally will be subject to U.S. federal withholding tax at a 30% rate, subject to reduction under an applicable treaty. In order to obtain a reduced rate of withholding, a Non-U.S. Holder will be required to timely provide a properly executed IRS Form W-8BEN (or other applicable IRS Form) certifying its entitlement to benefits under a treaty. A Non-U.S. Holder who is subject to withholding tax under such circumstances should consult its tax advisor as to whether it can obtain a refund for all or a portion of the withholding tax.

Dividends on our common stock that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States and, if an applicable income tax treaty so requires, attributable to a permanent establishment in the United States will be taxed on a net income basis at applicable graduated U.S. federal income tax rates in the same manner as if the Non-U.S. Holder were a U.S. Holder. In such cases, we generally will not have to withhold U.S. federal income tax if the Non-U.S. Holder complies with applicable certification and disclosure requirements, generally on a properly executed IRS Form W-8ECI (or other applicable IRS Form). Non-U.S. Holders that are classified as corporations for U.S. federal income tax purposes may be subject to an additional “branch profits tax” imposed at a 30% rate, or at a reduced rate under an applicable treaty, on any effectively connected dividends they receive with respect to our common stock. Non-U.S. Holders that are engaged in a trade or business in the United States should consult their own tax advisors regarding the U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock.

A Non-U.S. Holder eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale, Exchange or Other Disposition of Our Common Stock

In general, a U.S. Holder must treat any gain or loss recognized upon a sale, exchange, or other taxable disposition of a share of our common stock as capital gain or loss. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the disposed of common stock exceeds one year. In general, a U.S. Holder will recognize gain or loss in an amount equal to the difference between the sum of the amount of cash and the fair market value of any property received in such disposition and the U.S. Holder’s adjusted tax basis in the share of common stock. A U.S. Holder’s adjusted tax basis in the common stock generally will equal the U.S. Holder’s acquisition cost less any prior return of capital distributions. Long-term capital gain realized by a non-corporate U.S. Holder generally will be subject to a maximum tax rate of 15 percent for tax years beginning on or before December 31, 2010, after which the maximum long-term capital gains tax rate is currently scheduled to increase to 20 percent. The deduction of capital losses is subject to certain limitations, and the deduction for losses realized upon a taxable disposition by a U.S. Holder of our common stock may be disallowed if, within a period beginning 30 days before the date of such disposition and ending 30 days after such date, such U.S. Holder has acquired (by purchase or by an exchange on which the entire amount of gain or loss was recognized by law), or has entered into a contract or option to acquire, substantially identical stock or securities.

Subject to the discussion below concerning backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on a sale, exchange or other taxable disposition of our common stock unless:

•

the Non-U.S. Holder (that is not treated as a U.S. Holder as a result of the aggregate 183 day test described above) is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met;

•

the gain is effectively connected with the Non-U.S. Holders’ conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the Non-U.S. Holder); or

•

we are or have been, within the shorter of (A) the five-year period preceding such sale, exchange or other taxable disposition and (B) the period during which the Non-U.S. Holder held our common stock, a “U.S. real property holding corporation” for U.S. federal income tax purposes.

A Non-U.S. Holder described in the first bullet point above will generally be subject to a flat 30% tax on the gain derived from the sale, exchange, or other taxable disposition, which may be offset by U.S. source capital losses, even though such Non-U.S. Holder is not considered a resident of the United States. A Non-U.S. Holder described in the second bullet point above will generally be subject to tax on the net gain derived from the sale, exchange, or other taxable disposition under regular graduated U.S. federal income tax rates.

Any gain of a foreign corporate Non-U.S. Holder described in the second bullet point above may also be subject to an additional branch profits tax at a 30% rate or at such lower rate as may be specified by an applicable income tax treaty.

Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. The tax relating to stock in a “U.S. real property holding corporation” generally will not apply to a Non-U.S. Holder whose holdings (taking into account actual ownership and certain constructive ownership rules) at all times during the applicable period, constituted 5% or less of our common stock, provided that our common stock was regularly traded on an established securities market. If we are a U.S. real property holding corporation and thus our common stock is treated as a U.S. real property interest, unless the exception for 5% or less Holders discussed above applies, a Non-U.S. Holder of such common stock will be subject to U.S. federal income tax on a net income basis on any gain realized on a sale or other disposition of our common stock, and a purchaser may be required to withhold a portion of the proceeds payable to such Non-U.S. Holder from the disposition of our common stock. Non-U.S. Holders should consult their own tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our common stock.

We believe that we currently are not a U.S. real property holding corporation. However, because the determination depends on the fair market value of our U.S. real property interests and the fair market value of our other assets, no assurance can be provided that we currently are not, or in the future will not become, a U.S. real property holding corporation.

Backup Withholding and Information Reporting

A U.S. Holder may be subject, under certain circumstances, to information reporting and backup withholding at the current rate of 28% with respect to distributions paid on our common stock and on the gross proceeds from the sale, redemption or other disposition of our common stock. Under the backup withholding rules a U.S. Holder may be subject to backup withholding unless the U.S. Holder is an exempt recipient and when required, demonstrates this fact; or provides a taxpayer identification number, certifies that the U.S. Holder is not subject to backup withholding, and otherwise complies with the applicable requirements necessary to avoid backup withholding. A U.S. Holder who does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the IRS.

Under U.S. Treasury Regulations, we must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder on our common stock and the tax withheld with respect to those dividends, regardless of whether any withholding is required. In the case of a Non-U.S. Holder, copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.

U.S. federal backup withholding generally will not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a Non-U.S. Holder, or to proceeds from the disposition or redemption of shares of our common stock paid to or through the U.S. office of a broker to a Non-U.S. Holder, provided that such Non-U.S. Holder in each case has furnished the required certification that it is not a U.S. person (usually satisfied by providing an IRS Form W-8BEN) or has otherwise established an exemption from backup withholding. Notwithstanding the foregoing, backup withholding may apply if either we, our paying agent or the broker, as applicable, has actual knowledge, or reason to know, that the Holder is a U.S. person that is not an exempt recipient.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Holder will be allowed as a credit against the Holder’s U.S. federal income tax liability and may entitle the Holder to a refund if such credit results in an overpayment of taxes, provided that certain required information is furnished to the IRS in a timely manner. Holders should consult their own tax advisors regarding application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current U.S. Treasury Regulations.

UNDERWRITING

We are offering the shares of our common stock described in this prospectus supplement through Piper Jaffray & Co., or Piper Jaffray. Piper Jaffray is acting as sole manager of this offering. We have entered into a firm commitment underwriting agreement with Piper Jaffray. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to Piper Jaffray, and Piper Jaffray has agreed to purchase, all of the shares offered by us in this offering.

Piper Jaffray has advised us that it proposes to offer the shares to the public at $1.80 per share. Piper Jaffray proposes to offer the shares to certain dealers at the same price less a concession of not more than $0.04 per share. After this offering, these figures may be changed by Piper Jaffray.

We have granted Piper Jaffray an option to purchase up to an additional 5,550,000 shares of common stock at the same price to the public and with the same underwriting discount, as set forth on the cover of this prospectus supplement. Piper Jaffray may exercise this option any time during the 30-day period after the date of this prospectus supplement, but only to cover over-allotments, if any. To the extent Piper Jaffray exercises the option, it will become obligated, subject to certain conditions, to purchase such additional shares.

The following table shows the underwriting fees to be paid to Piper Jaffray in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the over-allotment option.

	No Exercise	Full Exercise
Per Share	$0.084	$0.084
Total	$3,098,765	$3,563,580

We estimate that the total fees and expenses payable by us, excluding underwriting discounts and commissions, will be approximately $500,000, which includes $150,000 that we agreed to reimburse Piper Jaffray for the fees incurred by it in connection with this offering.

We have agreed to indemnify Piper Jaffray against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that Piper Jaffray may be required to make for those liabilities.

Each of our executive officers and directors, and one of our stockholders, OCI, have agreed not to offer, sell, pledge, lend, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be reasonably expected to, result in the disposition of, any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock owned by these persons prior to this offering or common stock issuable upon exercise of options or warrants held by these persons for a period of 90 days after the date of this prospectus supplement without the prior written consent of Piper Jaffray. This consent may be given at any time without public notice. Transfers or dispositions can be made during the lock-up period in the case of (1) gifts or for estate planning purposes where the donee signs a lock-up agreement, (2) Rule 10b5-1 trading plans in existence as of the date hereof, (3) satisfaction of the actual or estimated tax obligations in connection with the vesting of restricted stock held, (4) shares of our common stock acquired in open market transactions after the completion of this offering, or (5) OCI, with respect to distributions to its affiliates, if such affiliate signs a lock-up agreement. We have entered into a similar agreement with Piper Jaffray, except that without such consent we may (1) grant stock options, restricted stock or other awards pursuant to our employee benefit plans, qualified stock option plans or other employee compensation plans existing on the date hereof, (2) issue shares of common stock upon the exercise of an option or warrant or the conversion of a security, in each case, outstanding on the date hereof and (3) subject to certain conditions, issue shares of our common stock in connection with strategic partnering transactions or as consideration in acquisitions of assets or capital stock of a company or business. There are no agreements between Piper Jaffray and any of our stockholders or affiliates releasing them from these lock-up agreements prior to the expiration of the 90-day period.

To facilitate this offering, Piper Jaffray may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock during and after the offering. Specifically, Piper Jaffray may over-allot or otherwise create a short position in the common stock for its own account by selling more shares of common stock than we have sold to it. Piper Jaffray may elect to cover any such short position by purchasing shares of common stock in the open market or by exercising the over-allotment option granted to it. In addition, Piper Jaffray may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if shares of common stock previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the common stock to the extent that it discourages resales of the common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the Nasdaq Global Market or otherwise and, if commenced, may be discontinued at any time.

In connection with this offering, Piper Jaffray may also engage in passive market making transactions in the common stock on the Nasdaq Global Market. Passive market making consists of displaying bids on the Nasdaq Global Market limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the Commission limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of the common stock at any level above that which might otherwise prevail in the open market and, if commenced, may be discounted at any time.

This prospectus supplement in electronic format may be made available on the web sites maintained by Piper Jaffray and Piper Jaffray may distribute prospectuses and prospectus supplements electronically.

Piper Jaffray has in the past performed investment banking and related services for us and was paid customary fees. Piper Jaffray was an underwriter of our offering of the 2013 Notes in July 2008. From time to time in the ordinary course of their respective businesses, Piper Jaffray and certain of its affiliates may in the future engage in investment banking transactions with us and our affiliates.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of shares of our common stock has been made or will be made to the public in that Member State, except that, with effect from and including such date, an offer of shares of our common stock may be made to the public in the Relevant Member State at any time:

(a)	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

(d)	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares of our common stock to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Notice to Investors in the United Kingdom

Piper Jaffray represents, warrants and agrees that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of any shares of our common stock in circumstances in which Section 21 of such Act does not apply to us and it has complied with and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any shares of our common stock in, from or otherwise involving the United Kingdom.

Hong Kong

Our common stock may not be offered or sold by means of any document other than: (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (ii) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance. No advertisement, invitation or other document relating our common stock may be issued, whether in Hong Kong or elsewhere, where such document is directed at, or the contents are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the laws of Hong Kong), other than with respect to such common stock that is intended to be disposed of only to persons outside of Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules thereunder.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Goodwin Procter LLP, Boston, Massachusetts. Selected legal matters with respect to this offering will be passed upon for Piper Jaffray by Paul, Hastings, Janofsky & Walker LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K/A for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

The financial statements of EverQ GmbH for the period from December 20, 2006 to December 31, 2006, incorporated into this prospectus supplement by reference to our Annual Report on Form 10-K/A for the year ended December 31, 2008, have been so incorporated in reliance on the report of PricewaterhouseCoopers AG, an independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus supplement “incorporates by reference” certain information we file with the Commission. The information incorporated by reference herein is an important part of this prospectus supplement. The incorporated documents contain significant information about us, our business and our finances. Any statement contained in a document which is incorporated by reference into this prospectus supplement is automatically updated and superseded if information contained in this prospectus supplement, or information that we later file with the Commission, modifies or replaces this information. You should not assume that the information in the documents incorporated by reference herein is accurate as of any date other than the respective dates of such documents. We incorporate by reference the following documents filed with the Commission:

•	Annual Report on Form 10-K, as amended, for the year ended December 31, 2008;

•	Quarterly Report on Form 10-Q for the three months ended April 4, 2009;

•	Item 1.01 of the Current Report on Form 8-K filed with the Commission on April 30, 2009;

•	Current Report on Form 8-K filed with the Commission on April 17, 2009;

•	Item 5.03 of and Exhibit 3.1 to the Current Report on Form 8-K filed with the Commission on February 5, 2009;

•	Item 2.05 and Item 2.06 of the Current Report on Form 8-K filed with the Commission on January 5, 2009;

•	The description of our common stock included in the Form 8-A filed on October 4, 2000 and any amendment or report filed with the Commission for the purpose of updating such description; and

•

All documents that we file with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus supplement and prior to the termination of this offering; except as to any portion of any future report or document that is not deemed filed under such provisions.

We will provide without charge to each person to whom a prospectus supplement is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this prospectus supplement, other than exhibits to those documents unless those exhibits are specifically incorporated by reference into those documents. A written request should be addressed to Evergreen Solar, Inc., 138 Bartlett Street, Marlboro, Massachusetts 01752, Attention: Corporate Secretary.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement contains summaries of the terms of certain agreements that we have entered, or will enter, into in connection with the offering. The descriptions contained in this prospectus supplement of such agreements do not purport to be complete and are subject to, and qualified in their entirety by reference to, the definitive agreements. Written requests for copies of such agreements should be addressed to Evergreen Solar, Inc., 138 Bartlett Street, Marlboro, Massachusetts 01752, Attention: Corporate Secretary.

This prospectus supplement and the accompanying prospectus constitute a part of a Registration Statement we filed with the Commission under the Securities Act. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to us and this offering, reference is hereby made to the accompanying prospectus and the related Registration Statement. The Registration Statement may be inspected at the public reference facilities maintained by the Commission at the addresses set forth in the last paragraph of this section. Statements contained herein concerning any document filed as an exhibit to the Registration Statement are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

We file annual, quarterly, current and special reports and other information with the Commission. You may read and copy any documents we file at the Commission’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information about the public reference room. The Commission also maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is www.sec.gov.

PROSPECTUS

Evergreen Solar, Inc.

$100,000,000

Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

Units

This prospectus provides you with a general description of debt and equity securities that Evergreen Solar, Inc. may offer and sell from time to time. Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of that sale and may add to or update the information in this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you invest in our securities. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Evergreen Solar, Inc. may offer and sell securities to or through one or more underwriters, dealers and/or agents on a continuous or delayed basis. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.”

Our common stock is listed on The Nasdaq Global Market under the symbol “ESLR.” On April 23, 2009, the last reported sale price of our common stock on The Nasdaq Global Market was $2.13.

Investing in our securities involves various risks. In our filings with the Securities and Exchange Commission, which are incorporated by reference in this prospectus, we identify and discuss risk factors that you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 24, 2009.

ABOUT THIS PROSPECTUS

This document is called a “prospectus,” and it provides you with a general description of the securities we may offer. The Company has filed a registration statement (of which this prospectus forms a part) with the Securities and Exchange Commission, or the “SEC,” using a shelf registration process. Under this shelf process, we may offer and sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $100,000,000. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and in a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

Our SEC registration statement containing this prospectus, including exhibits, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC’s web site or at the SEC’s offices. The SEC’s web site and street addresses are provided under the heading “Where You Can Find More Information.”

When acquiring securities, you should rely only on the information provided in this prospectus and in the related prospectus supplement, including any information incorporated by reference. No one is authorized to provide you with information different from that which is contained, or deemed to be contained, in the prospectus and related prospectus supplement. We are not offering the securities in any state where the offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is truthful or complete as of any date other than the date indicated on the cover page of these documents.

This prospectus contains and incorporates by reference forward-looking statements. Any “free writing prospectus” we authorize may also contain forward-looking statements. Such forward-looking statements should be considered together with the cautionary statements and important factors included or referred to in this prospectus, any prospectus supplement and the documents incorporated herein by reference. See “Special Note Regarding Forward-looking Statements” in this prospectus. You should also carefully consider the various risk factors incorporated by reference into this prospectus from our SEC filings, which risk factors may cause our actual results to differ materially from those indicated by such forward-looking statements. You should not place undue reliance on our forward-looking statements.

In this prospectus, references to the terms “we,” “us,” “our” and similar terms, refer to Evergreen Solar, Inc. and its wholly owned subsidiaries on a consolidated basis, unless we state or the context implies otherwise.

Unless otherwise stated, currency amounts in this prospectus and any prospectus supplement are stated in United States dollars.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and the other information contained in this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. Please also refer to the section below entitled “Forward Looking Statements.”

TRADEMARKS

We own or have rights to trademarks or trade names that we use in conjunction with the operation of our business. Each trademark, trade name or service mark of any other company appearing in this prospectus supplement or the accompanying prospectus belongs to its holder. Use or display by us of other parties’ trademarks, trade names or service marks is not intended to and does not imply a relationship with, or endorsement or sponsorship by us of, the trademark, trade name or service mark owner.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Forward-Looking Statements

This prospectus and the documents incorporated by reference herein, contain forward-looking statements that involve risks, uncertainties and assumptions, including those discussed in “Risk Factors” in Item 1A of our Annual Report on Form 10-K, as updated by our subsequent filings under the Exchange Act. If the risks or uncertainties ever materialize or any of the assumptions prove incorrect, our results will differ from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to statements regarding:

•	our future growth, revenue, earnings and gross margin improvement;

•

the Devens facility expansion and other potential capacity expansions, and the timing of such facilities becoming fully operational and meeting manufacturing capacity goals on schedule and within budget;

•

the sufficiency of our cash, cash equivalents and marketable securities; access to capital markets to satisfy our anticipated cash requirements; and possible sales of securities and our planned use of proceeds from such sales;

•	capital requirements to respond to competitive pressures and acquire complementary businesses and necessary technologies;

•	costs associated with research and development, building or improving manufacturing facilities, general and administrative expenses and business growth;

•	the demand and market for solar energy, shifts in our geographic product revenue mix, and our position in the solar power market;

•	the volume of photovoltaic solar panels we will produce;

•	the making of strategic investments and expansion of strategic partnerships, manufacturing operations and distribution networks; and the future benefit of these activities;

•	operating efficiency of manufacturing facilities, including increases in manufacturing scale and technological improvements needed to continuously reduce the cost per watt to manufacture our products;

•	revenue from customer contracts primarily denominated in Euros that are subject to foreign currency exchange risks and the use of derivative financial instruments to manage those risks;

•

future plans and benefits from the Sovello joint venture (formerly EverQ), including the expansion of Sovello’s manufacturing capacity and our ability to obtain liquidity for our investment through an initial public offering of Sovello shares or otherwise;

•	our receipt or Sovello’s receipt of public grant awards and other government funding to support our expansion or Sovello’s expansion;

•	our expectations regarding product performance and cost and technological competitiveness;

•	our ability to obtain key raw materials, including silicon supply from our suppliers;

•

the benefits of our proprietary technology and new manufacturing and other developments, including our quad wafer furnace design and continued enhancements of our wafer, cell and panel production technologies; and

•	the payment of any cash dividends.

These statements may be identified with such words as “we expect,” “we believe,” “we anticipate” or similar indications of future expectations. These statements are neither promises nor guarantees and involve risks and uncertainties, which could cause our actual results to differ materially from such forward-looking statements. Such risks and uncertainties may include, among other things, macroeconomic and geopolitical trends and events, the execution and performance of contracts by distribution partners, suppliers and other partners or customers, and other risks and uncertainties described herein. We caution readers not to place undue reliance on any forward-looking statements contained in this prospectus, the documents incorporated by reference herein or any “free writing prospectus” we authorize to be delivered to you, which speak only as of the their respective dates. We disclaim any obligation to update publicly or revise any such statements to reflect any change in our expectations, or events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in such forward-looking statements.

ABOUT EVERGREEN SOLAR, INC.

We develop, manufacture and market String RibbonTM solar panels utilizing our proprietary wafer manufacturing technology. Our technology involves a unique process to produce multi-crystalline silicon wafers by growing very thin strips of multi-crystalline silicon that are then cut into wafers. This unique process substantially reduces the amount of silicon and other processing costs required to produce a wafer when compared to conventional sawing processes. Silicon is the key raw material in manufacturing multi-crystalline silicon wafers. With current silicon consumption of less than five grams per watt, we believe we are the industry leader in efficient silicon consumption and use approximately half of the silicon used by conventional sawing wafer production processes. We believe that our proprietary and patented technology, combined with our integrated manufacturing process know-how, offer significant cost and manufacturing advantages over competing silicon based PV technologies.

Our revenues today are primarily derived from the sale of solar panels, which are assemblies of PV cells that have been electrically interconnected and laminated in a physically durable and weather-tight package. During the year ended December 31, 2008 we entered into seven multi-year solar panel supply agreements, a portion of which are denominated in Euros. The combined current estimated sales value for all seven long-term agreements for shipments from 2009 through 2013 is approximately $2.8 billion at December 31, 2008 exchange rates. In 2009, we expect to produce all of the solar panels to supply these long-term customers and most of our other customers at our Devens, Massachusetts facility.

Evergreen Solar was incorporated in Delaware in August 1994. Our executive offices are located at 138 Bartlett Street, Marlboro, Massachusetts 01752, and our telephone number is (508) 357-2221. We maintain an Internet website at www.evergreensolar.com. The information on our website is not incorporated by reference into this prospectus or any prospectus supplement, and you should not consider it part of this prospectus or any prospectus supplement.

USE OF PROCEEDS

We currently intend to use the net proceeds from the sale of any securities under this prospectus for general corporate purposes, which may include:

•	the repayment of debt;

•	the possible repurchase of our common stock;

•	the financing of potential investments;

•	working capital; and

•	other purposes mentioned in any prospectus supplement.

Pending such use, we may temporarily invest the net proceeds. The precise amounts and timing of the application of proceeds will depend upon our funding requirements and the availability of other funds. Except as mentioned in any prospectus supplement, specific allocations of the proceeds to such purposes will not have been made at the date of that prospectus supplement.

Based upon our historical and anticipated future growth and financial needs, we may engage in additional financings of a character and amount that we determine as the need arises.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated:

Computation of Ratio of Earnings to Combined Fixed Charges

and Preferred Accretion and Dividends

	Fiscal Year Ended December 31,
	2004		2005		2006		2007		2008
	(in thousands)
Loss from operations before minority interest and equity income		$(19,363)		$(18,511)		$(28,013)		$(18,772)		$(93,370)
Fixed charges:
Interest portion of operating lease (A)		210		223		340		383		677
Debt interest		74		2,526		6,434		4,395		10,896

Total fixed charges		$284		$2,749		$6,774		$4,778		$11,573

Loss from operations before minority interest and equity income plus fixed charges		$(19,079)		$(15,762)		$(21,589)		$(14,977)		$(86,797)

Accretion and dividends on preferred stock		$2,904		$—		$—		$—		$—
Total fixed charges and preferred accretion and dividends		3,188		2,749		6,774		4,778		11,573
Ratio of earnings to fixed charges and accretion and dividends on preferred stock	$	(B)	$	(B)	$	(B)	$	(B)	$	(B)

Supplemental Information:
Additional earnings required to achieve 1:1 ratio of earnings to fixed charges and preferred accretion and dividends		$22,267		$18,511		$28,363		$19,755		$98,370

(A)	Represents an approximate interest factor of 1/3 of operating rentals.

(B)	Earnings are inadequate to cover fixed charges and preferred accretion and dividends; additional earnings required presented in supplemental information in above table.

Computation of Ratio of Earnings to Fixed Charges

	Fiscal Year Ended December 31,
	2004	2005	2006	2007	2008
	(in thousands)
Loss from operations before minority interest and equity income	$(19,363)	$(18,511)	$(28,013)	$(18,772)	$(93,370)
Fixed charges:
Interest portion of operating lease (A)	210	223	340	383	677
Debt interest	74	2,526	6,434	4,395	10,896

Total fixed charges	284	2,749	6,774	4,778	11,573

Loss from operations before minority interest plus fixed charges and equity income	(19,079)	(15,762)	(21,589)	(14,977)	(86,797)

Ratio of earnings to fixed charges	(B)	(B)	(B)	(B)	(B)

Supplemental Information:
Additional earnings required to achieve 1:1 ratio of earnings to fixed charges	$19,363	$18,511	$28,363	$19,755	$98,370

(A)	Represents an approximate interest factor of 1/3 of operating rentals.

(B)	Earnings are inadequate to cover fixed charges; additional earnings required presented in supplemental information in above table.

DESCRIPTION OF THE DEBT SECURITIES

The debt securities will be unsecured and will either be our senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and a trustee to be specified in an accompanying prospectus supplement. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Together, the senior indenture and the subordinated indenture are called indentures. This prospectus, together with the applicable prospectus supplement, will describe the terms of a particular series of debt securities.

The following is a summary of selected provisions and definitions of the indentures and debt securities to which any prospectus supplement may relate. The summary of selected provisions of the indentures and the debt securities appearing below is not complete and is subject to, and qualified entirely by reference to, all of the provisions of the applicable indenture and certificates evidencing the applicable debt securities. For additional information, you should look at the applicable indenture and the certificate evidencing the applicable debt security that is filed as an exhibit to the registration statement that includes the prospectus. In this description of the debt securities, the words “Evergreen Solar, Inc.,” “we,” “us” or “our” refer only to Evergreen Solar, Inc. and not to any of our subsidiaries, unless we otherwise expressly state or the context otherwise requires.

The following description sets forth selected general terms and provisions of the applicable indenture and debt securities to which any prospectus supplement may relate. Other specific terms of the applicable indenture and debt securities will be described in the applicable prospectus supplement. If any particular terms of the indenture or debt securities described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement.

General

Debt securities may be issued in separate series without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series.

We are not limited as to the amount of debt securities we may issue under the indentures. Unless otherwise provided in a prospectus supplement, a series of debt securities may be reopened to issue additional debt securities of such series.

The prospectus supplement relating to a particular series of debt securities will set forth:

•	whether the debt securities are senior or subordinated;

•	the offering price;

•	the title;

•	any limit on the aggregate principal amount;

•	the person who shall be entitled to receive interest, if other than the record holder on the record date;

•	the date or dates the principal will be payable;

•

the interest rate or rates, which may be fixed or variable, if any, the date from which interest will accrue, the interest payment dates and the regular record dates, or the method for calculating the dates and rates;

•	the place where payments may be made;

•	any mandatory or optional redemption provisions or sinking fund provisions and any applicable redemption or purchase prices associated with these provisions;

•	if issued other than in denominations of U.S. $1,000 or any multiple of U.S. $1,000, the denominations in which the debt securities shall be issuable;

•	if applicable, the method for determining how the principal, premium, if any, or interest will be calculated by reference to an index or formula;

•

if other than U.S. currency, the currency or currency units in which principal, premium, if any, or interest will be payable and whether we or a holder may elect payment to be made in a different currency;

•	the portion of the principal amount that will be payable upon acceleration of maturity, if other than the entire principal amount;

•

if the principal amount payable at stated maturity will not be determinable as of any date prior to stated maturity, the amount or method for determining the amount which will be deemed to be the principal amount;

•

if applicable, whether the debt securities shall be subject to the defeasance provisions described below under “Satisfaction and discharge; defeasance” or such other defeasance provisions specified in the applicable prospectus supplement for the debt securities;

•	any conversion or exchange provisions;

•	whether the debt securities will be issuable in the form of a global security;

•	any subordination provisions applicable to the subordinated debt securities if different from those described below under “Subordinated debt securities”;

•	any paying agents, authenticating agents, security registrars or other agents for the debt securities, if other than the trustee;

•	any provisions relating to any security provided for the debt securities, including any provisions regarding the circumstances under which collateral may be released or substituted;

•	any deletions of, or changes or additions to, the events of default, acceleration provisions or covenants;

•	any provisions relating to guaranties for the securities and any circumstances under which there may be additional obligors; and

•	any other specific terms of such debt securities.

Unless otherwise specified in the prospectus supplement, the debt securities will be registered debt securities. Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at time of issuance is below market rates. The U.S. federal income tax considerations applicable to debt securities sold at a discount will be described in the applicable prospectus supplement.

Exchange and transfer

Debt securities may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent designated by us.

We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.

In the event of any partial redemption of debt securities of any series, we will not be required to:

•

issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.

Initially, we will appoint the trustee as the security registrar. Any transfer agent, in addition to the security registrar initially designated by us, will be named in the prospectus supplement. We may designate additional transfer agents or change transfer agents or change the office of the transfer agent. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Global securities

The debt securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:

•	be registered in the name of a depositary, or its nominee, that we will identify in a prospectus supplement;

•	be deposited with the depositary or nominee or custodian; and

•	bear any required legends.

No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

•	the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary;

•	an event of default is continuing with respect to the debt securities of the applicable series; or

•	any other circumstance described in a prospectus supplement has occurred permitting or requiring the issuance of any such security.

As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indentures. Except in the above limited circumstances, owners of beneficial interests in a global security will not be:

•	entitled to have the debt securities registered in their names;

•	entitled to physical delivery of certificated debt securities; or

•	considered to be holders of those debt securities under the indenture.

Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Institutions that have accounts with the depositary or its nominee are referred to as “participants.” Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.

Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants’ interests, or any participant, with respect to interests of persons held by participants on their behalf.

Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary. The depositary policies and procedures may change from time to time. Neither any trustee nor we will have any responsibility or liability for the depositary’s or any participant’s records with respect to beneficial interests in a global security.

Payment and paying agents

Unless otherwise indicated in a prospectus supplement, the provisions described in this paragraph will apply to the debt securities. Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date. Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder. The trustee will be designated as our initial paying agent.

We may also name any other paying agents in a prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent for payment on any debt security that remain unclaimed for a period ending the earlier of:

•	10 business days prior to the date the money would be turned over to the applicable state; or

•	at the end of two years after such payment was due, will be repaid to us. Thereafter, the holder may look only to us for such payment.

No protection in the event of a change of control

Unless otherwise indicated in a prospectus supplement with respect to a particular series of debt securities, the debt securities will not contain any provisions that may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction, whether or not such transaction results in a change in control.

Covenants

Unless otherwise indicated in a prospectus supplement with respect to a particular series of debt securities, the debt securities will not contain any financial or restrictive covenants.

Consolidation, merger and sale of assets

Unless otherwise indicated in a prospectus supplement with respect to a particular series of debt securities, we may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to, any entity, unless:

•

the successor entity, if any, is a corporation, limited liability company, partnership, trust or other business entity existing under the laws of the United States, any State within the United States or the District of Columbia;

•	the successor entity assumes our obligations on the debt securities and under the indentures;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	certain other conditions are met.

Events of default

Unless we indicate otherwise in a prospectus supplement, the following will be events of default for any series of debt securities under the indentures:

1.	we fail to pay principal of or any premium on any debt security of that series when due;

2.	we fail to pay any interest on any debt security of that series for 30 days after it becomes due;

3.	we fail to deposit any sinking fund payment when due;

4.	we fail to perform any other covenant in the indenture and such failure continues for 90 days after we are given the notice required in the indentures; and

5.	certain events including our bankruptcy, insolvency or reorganization.

Additional or different events of default applicable to a series of debt securities may be described in a prospectus supplement. An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities.

The trustee may withhold notice to the holders of any default, except defaults in the payment of principal, premium, if any, interest, any sinking fund installment on, or with respect to any conversion right of, the debt securities of such series. However, the trustee must consider it to be in the interest of the holders of the debt securities of such series to withhold this notice.

Unless we indicate otherwise in a prospectus supplement, if an event of default, other than an event of default described in clause (5) above, shall occur and be continuing with respect to any series of debt securities, either the trustee or the holders of at least a 25 percent in aggregate principal amount of the outstanding securities of that series may declare the principal amount and premium, if any, of the debt securities of that series, or if any debt securities of that series are original issue discount securities, such other amount as may be specified in the applicable prospectus supplement, in each case together with accrued and unpaid interest, if any, thereon, to be due and payable immediately.

If an event of default described in clause (5) above shall occur, the principal amount and premium, if any, of all the debt securities of that series, or if any debt securities of that series are original issue discount securities, such other amount as may be specified in the applicable prospectus supplement, in each case together with accrued and unpaid interest, if any, thereon, will automatically become immediately due and payable. Any payment by us on the subordinated debt securities following any such acceleration will be subject to the subordination provisions described below under “Subordinated debt securities.”

After acceleration the holders of a majority in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or other specified amounts or interest, have been cured or waived.

Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee reasonable indemnity. Generally, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

A holder of debt securities of any series will not have any right to institute any proceeding under the indentures, or for the appointment of a receiver or a trustee, or for any other remedy under the indentures, unless:

1.	the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series;

2.	the holders of at least a majority in aggregate principal amount of the outstanding debt securities of that series have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding; and

3.	the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series within 60 days after the original request.

Holders may, however, sue to enforce the payment of principal, premium or interest on any debt security on or after the due date or to enforce the right, if any, to convert any debt security (if the debt security is convertible) without following the procedures listed in (1) through (3) above.

We will furnish the trustee an annual statement by our officers as to whether or not we are in default in the performance of the conditions and covenants under the indenture and, if so, specifying all known defaults.

Modification and waiver

Unless we indicate otherwise in a prospectus supplement, the applicable trustee and we may make modifications and amendments to an indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding securities of each series affected by the modification or amendment.

We may also make modifications and amendments to the indentures for the benefit of holders without their consent, for certain purposes including, but not limited to:

•	providing for our successor to assume the covenants under the indenture;

•	adding covenants or events of default;

•	making certain changes to facilitate the issuance of the securities;

•	securing the securities;

•	providing for a successor trustee or additional trustees;

•	curing any ambiguities or inconsistencies;

•	providing for guaranties of, or additional obligors on, the securities;

•	permitting or facilitating the defeasance and discharge of the securities; and

•	other changes specified in the indenture.

However, neither the trustee nor we may make any modification or amendment without the consent of the holder of each outstanding security of that series affected by the modification or amendment if such modification or amendment would:

•	change the stated maturity of any debt security;

•

reduce the principal, premium, if any, or interest on any debt security or any amount payable upon redemption or repurchase, whether at our option or the option of any holder, or reduce the amount of any sinking fund payments;

•	reduce the principal of an original issue discount security or any other debt security payable on acceleration of maturity;

•	change the place of payment or the currency in which any debt security is payable;

•	impair the right to enforce any payment after the stated maturity or redemption date;

•	if subordinated debt securities, modify the subordination provisions in a materially adverse manner to the holders;

•	adversely affect the right to convert any debt security if the debt security is a convertible debt security; or

•	change the provisions in the indenture that relate to modifying or amending the indenture.

Satisfaction and discharge; defeasance

We may be discharged from our obligations on the debt securities, subject to limited exceptions, of any series that have matured or will mature or be redeemed within one year if we deposit enough money with the trustee to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities.

Each indenture contains a provision that permits us to elect either or both of the following:

•

We may elect to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of debt securities then outstanding. If we make this election, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for the rights of holders to receive payments on debt securities or the registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

•

We may elect to be released from our obligations under some or all of any financial or restrictive covenants applicable to the series of debt securities to which the election relates and from the consequences of an event of default resulting from a breach of those covenants.

To make either of the above elections, we must irrevocably deposit in trust with the trustee enough money to pay in full the principal, interest and premium on the debt securities. This amount may be made in cash and/or U.S. government obligations or, in the case of debt securities denominated in a currency other than U.S. dollars, cash in the currency in which such series of securities is denominated and/or foreign government obligations. As a condition to either of the above elections, for debt securities denominated in U.S. dollars we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the action.

Notices

Notices to holders will be given by mail to the addresses of the holders in the security register.

Governing law

The indentures and the debt securities will be governed by, and construed under, the laws of the State of New York.

No personal liability of directors, officers, employees and stockholders

No incorporator, stockholder, employee, agent, officer, director or subsidiary of ours will have any liability for any obligations of ours, or because of the creation of any indebtedness under the debt securities, the indentures or supplemental indentures. The indentures provide that all such liability is expressly waived and released as a condition of, and as a consideration for, the execution of such indentures and the issuance of the debt securities.

Regarding the trustee

The indentures limit the right of the trustee, should it become our creditor, to obtain payment of claims or secure its claims.

The trustee is permitted to engage in certain other transactions with us. However, if the trustee acquires any conflicting interest, and there is a default under the debt securities of any series for which it is trustee, the trustee must eliminate the conflict or resign.

The accompanying prospectus supplement will specify the trustee for the particular series of debt securities to be issued under the indentures.

Subordinated debt securities

The following provisions will be applicable with respect to each series of subordinated debt securities, unless otherwise stated in the prospectus supplement relating to that series of subordinated debt securities.

The indebtedness evidenced by the subordinated debt securities of any series is subordinated, to the extent provided in the subordinated indenture and the applicable prospectus supplement, to the prior payment in full, in cash or other payment satisfactory to the holders of senior debt, including any senior debt securities.

Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, marshalling of assets, assignment for the benefit of creditors, or in bankruptcy, insolvency, receivership or other similar proceedings, payments on the subordinated debt securities will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to holders of senior debt.

In the event of any acceleration of the subordinated debt securities of any series because of an event of default with respect to the subordinated debt securities of that series, holders of any senior debt would be entitled to payment in full in cash or other payment satisfactory to holders of senior debt before the holders of subordinated debt securities are entitled to receive any payment or distribution.

In addition, the subordinated debt securities will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries, including trade payables and lease obligations. This occurs because our right to receive any assets of our subsidiaries upon their liquidation or reorganization, and your right to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors, except to the extent that we are recognized as a creditor of such subsidiary. If we are recognized as a creditor of that subsidiary, our claims would still be subordinate to any security interest in the assets of the subsidiary and any indebtedness of the subsidiary senior to us.

We are required to promptly notify holders of senior debt or their representatives under the subordinated indenture if payment of the subordinated debt securities is accelerated because of an event of default.

Under the subordinated indenture, we may also not make payment on the subordinated debt securities if:

•

a default in our obligations to pay principal, premium, interest or other amounts on our senior debt occurs and the default continues beyond any applicable grace period, which we refer to as a payment default; or

•

any other default occurs and is continuing with respect to designated senior debt that permits holders of designated senior debt to accelerate its maturity, and the trustee receives a payment blockage notice from us or some other person permitted to give the notice under the subordinated indenture, which we refer to as a non-payment default.

We may and shall resume payments on the subordinated debt securities:

•	in case of a payment default, when the default is cured or waived or ceases to exist, and

•	in case of a nonpayment default, the earlier of when the default is cured or waived or ceases to exist or 179 days after the receipt of the payment blockage notice.

No new payment blockage period may start on the basis of a nonpayment default unless 365 days have elapsed from the effectiveness of the immediately prior payment blockage notice. No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee shall be the basis for a subsequent payment blockage notice.

As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of senior debt may receive more, ratably, and holders of the subordinated debt securities may receive less, ratably, than our other creditors. The subordination provisions will not prevent the occurrence of any event of default under the subordinated indenture.

The subordination provisions will not apply to payments from money or government obligations held in trust by the trustee for the payment of principal, interest and premium, if any, on subordinated debt securities pursuant to the provisions described under “Satisfaction and discharge; defeasance,” if the subordination provisions were not violated at the time the money or government obligations were deposited into trust.

If the trustee or any holder receives any payment that should not have been made to them in contravention of subordination provisions before all senior debt is paid in full in cash or other payment satisfactory to holders of senior debt, then such payment will be held in trust for the holders of senior debt.

Senior debt securities will constitute senior debt under the subordinated indenture.

Additional or different subordination provisions may be described in a prospectus supplement relating to a particular series of debt securities.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 250,000,000 shares of common stock, par value $0.01 per share, and 27,227,668 shares of preferred stock, par value $0.01 per share, 26,227,668 shares of which are designated as Series A convertible preferred stock and 1,000 shares of which are designated as Series B convertible preferred stock. The following is a summary of the material provisions of the common stock and the preferred stock contained in our certificate of incorporation and by-laws. For greater detail about our capital stock, please refer to our certificate of incorporation and by-laws.

Common Stock

As of April 21, 2009, there were 164,948,348 shares of common stock issued and outstanding. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. If applicable, material U.S. federal income tax considerations applicable to our common stock will be described in the applicable prospectus supplement.

Preferred Stock

The rights, preferences, privileges and restrictions of each series of preferred stock will be fixed by the certificate of designation relating to that series. As of February 27, 2009, there were 26,227,668 shares of our authorized preferred stock designated as Series A convertible preferred stock, none of which were issued and outstanding. The rights, preferences, privileges and restrictions of shares of Series A convertible preferred stock have been fixed in a certificate of designation. As of February 27, 2009, there were 1,000 shares of our authorized preferred stock designated as Series B convertible preferred stock, none of which were issued and outstanding. The rights, preferences, privileges and restrictions of shares of Series B convertible preferred stock have been fixed in a certificate of designation.

Pursuant to our certificate of incorporation, our board of directors has the authority without further action by our stockholders to issue one or more additional series of preferred stock. Our board of directors has the authority to fix the number of shares of any series of preferred stock and to determine the designation of any such series. Our board of directors is also authorized to determine and alter the powers, rights, preferences and privileges and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of preferred stock. In addition, within the limitations or restrictions stated in any resolution or resolutions of our board of directors originally fixing the number of shares constituting any series, our board of directors has the authority to increase or decrease, but not below the number of shares of such series then outstanding, the number of shares of any series subsequent to the issue of shares of that series. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control without further action by our stockholders and may adversely affect the market price of, and the voting and other rights of the holders of, our common stock.

The prospectus supplement with respect to any issuance of preferred stock will specify:

•	the maximum number of shares;

•	the designation of the shares;

•	the annual dividend rate, if any, whether the dividend rate is fixed or variable, the date dividends will accrue, the dividend payment dates, and whether dividends will be cumulative;

•

the price and the terms and conditions for redemption, if any, including redemption at our option or at the option of the holders, including the time period for redemption, and any accumulated dividends or premiums;

•	the liquidation preference, if any, and any accumulated dividends upon liquidation, dissolution or winding up of our affairs;

•	any sinking fund or similar provision, and, if so, the terms and provisions relating to the purpose and operation of the fund;

•

the terms and conditions, if any, for conversion or exchange of shares of any other class or classes of our capital stock or any series of any other class or classes, or of any other series of the same class, or any other securities or assets, including the price or the rate of conversion or exchange and the method, if any, of adjustment;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	the voting rights; and

•	any or all other preferences and relative, participating, optional or other special rights, privileges or qualifications, limitations or restrictions.

The shares of preferred stock to be issued upon the closing of this offering, if any, will be fully paid and nonassessable.

Delaware Anti-Takeover Law and Certain Provisions of Our Certificate of Incorporation and By-laws

Certain provisions of Delaware law and our certificate of incorporation and by-laws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise and to remove of incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

We are subject to Section 203 of the General Corporation Law of the State of Delaware, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless, with exceptions, the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Our certificate of incorporation and by-laws require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by written consent. Special meetings of our stockholders may be called only by the Chairman of our board of directors, a majority of our board of directors or our president. Our certificate of incorporation and by-laws also provide that our board of directors will be divided into three classes, with each class serving staggered three-year terms. Except as otherwise set forth in our certificate of incorporation and by-laws, the stockholders may amend or repeal certain provisions of our certificate of incorporation and may amend, alter or repeal our by-laws only with the affirmative vote of the holders of 75% of the shares of capital stock issued and outstanding and entitled to vote at a general or special meeting of our stockholders, as applicable. These provisions may have the effect of deterring hostile takeovers or delaying changes in control of us or our management.

Transfer Agent

The transfer agent for our common stock is American Stock Transfer & Trust Company, New York, New York. Its address 59 Maiden Lane, Plaza Level, New York, NY 10038, and its telephone number is (800) 937-5449.

Listing

Our common stock is quoted on The Nasdaq Global Market under the trading symbol “ESLR.”

DESCRIPTION OF THE DEPOSITARY SHARES

General

At our option, we may elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do elect to offer fractional shares of preferred stock, we will issue to the public receipts for depositary shares and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock, as specified in the applicable prospectus supplement. Each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all rights and preferences of the preferred stock underlying that depositary share. These rights may include dividend, voting, redemption and liquidation rights.

The shares of preferred stock underlying the depositary shares will be deposited with a bank or trust company selected by us to act as depositary, under a deposit agreement between us, the depositary and the holders of the depositary receipts. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares.

The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

The summary of terms of the depositary shares contained in this prospectus is not complete. You should refer to the forms of the deposit agreement, our certificate of incorporation and the certificate of designation for the applicable series of preferred stock that are, or will be, filed with the SEC. If applicable, material U.S. federal income tax considerations applicable to depositary shares will be described in the applicable prospectus supplement.

Dividends

The depositary will distribute cash dividends or other cash distributions, if any, received in respect of the series of preferred stock underlying the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders on the relevant record date. The relevant record date for depositary shares will be the same date as the record date for the preferred stock.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary, with our approval, may adopt another method for the distribution, including selling the property and distributing the net proceeds to the holders.

Liquidation preference

If a series of preferred stock underlying the depositary shares has a liquidation preference, in the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of depositary shares will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

Redemption

If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock so redeemed. The depositary will mail the notice of redemption to the record holders of the depositary receipts promptly upon receiving the notice from us and no fewer than 20 nor more than 60 days, unless otherwise provided in the applicable prospectus supplement, prior to the date fixed for redemption of the preferred stock.

Voting

Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts underlying the preferred stock. Each record holder of those depositary receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock underlying that holder’s depositary shares. The record date for the depositary will be the same date as the record date for the preferred stock. The depositary will try, as far as practicable, to vote the preferred stock underlying the depositary shares in accordance with these instructions. We will agree to take all action that may be deemed necessary by the depositary in order to enable the depositary to vote the preferred stock in accordance with these instructions. The depositary will not vote the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

Withdrawal of Preferred Stock

Owners of depositary shares will be entitled to receive upon surrender of depositary receipts at the principal office of the depositary and payment of any unpaid amount due to the depositary, the number of whole shares of preferred stock underlying their depositary shares.

Partial shares of preferred stock will not be issued. Holders of preferred stock will not be entitled to deposit the shares under the deposit agreement or to receive depositary receipts evidencing depositary shares for the preferred stock.

Amendment and termination of the deposit agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between the depositary and us. However, any amendment which materially and adversely alters the rights of the holders of depositary shares, other than fee changes, will not be effective unless the amendment has been approved by at least a majority of the outstanding depositary shares. The deposit agreement may be terminated by the depositary or us only if:

•	all outstanding depositary shares have been redeemed; or

•	there has been a final distribution of the preferred stock in connection with our dissolution and such distribution has been made to all the holders of depositary shares.

Charges of depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangement. We will also pay charges of the depositary in connection with:

•	the initial deposit of the preferred stock;

•	the initial issuance of the depositary shares;

•	any redemption of the preferred stock; and

•	all withdrawals of preferred stock by owners of depositary shares.

Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and other specified charges as provided in the deposit agreement for their accounts. If these charges have not been paid, the depositary may:

•	refuse to transfer depositary shares;

•	withhold dividends and distributions; and

•	sell the depositary shares evidenced by the depositary receipt.

Miscellaneous

The depositary will forward to the holders of depositary receipts all reports and communications we deliver to the depositary that we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications we deliver to the depositary as the holder of preferred stock.

Neither the depositary nor we will be liable if either the depositary or we are prevented or delayed by law or any circumstance beyond the control of either the depositary or us in performing our respective obligations under the deposit agreement. Our obligations and the depositary’s obligations will be limited to the performance in good faith of our or the depositary’s respective duties under the deposit agreement. Neither the depositary nor we will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. The depositary and we may rely on:

•	written advice of counsel or accountants;

•	information provided by holders of depositary receipts or other persons believed in good faith to be competent to give such information; and

•	documents believed to be genuine and to have been signed or presented by the proper party or parties.

Resignation and removal of depositary

The depositary may resign at any time by delivering a notice to us. We may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal. The successor depositary must be a bank and trust company having its principal office in the United States of America and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF THE WARRANTS

General

We may issue warrants for the purchase of our common stock, preferred stock or debt securities or any combination thereof. Warrants may be issued independently or together with our common stock, preferred stock or debt securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants. The warrant agent will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. This summary of certain provisions of the warrants is not complete. For the terms of a particular series of warrants, you should refer to the prospectus supplement for that series of warrants and the warrant agreement for that particular series.

Stock warrants

The prospectus supplement relating to a particular series of warrants to purchase our common stock or preferred stock will describe the terms of the warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the common stock or preferred stock that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of shares of common stock or preferred stock that may be purchased upon exercise of a warrant and the exercise price for the warrants;

•	the dates on which the right to exercise the warrants shall commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	the antidilution provisions of the warrants, if any;

•	the redemption or call provisions, if any, applicable to the warrants;

•	any provisions with respect to holder’s right to require us to repurchase the warrants upon a change in control; and

•	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the warrants.

Holders of equity warrants will not be entitled:

•	to vote, consent or receive dividends;

•	receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter; or

•	exercise any rights as stockholders of Evergreen Solar, Inc.

Debt warrants

The prospectus supplement relating to a particular issue of warrants to purchase debt securities will describe the terms of the debt warrants, including the following:

•	the title of the debt warrants;

•	the offering price for the debt warrants, if any;

•	the aggregate number of the debt warrants;

•	the designation and terms of the debt securities, including any conversion rights, purchasable upon exercise of the debt warrants;

•	if applicable, the date from and after which the debt warrants and any debt securities issued with them will be separately transferable;

•	the principal amount of debt securities that may be purchased upon exercise of a debt warrant and the exercise price for the warrants, which may be payable in cash, securities or other property;

•	the dates on which the right to exercise the debt warrants will commence and expire;

•	if applicable, the minimum or maximum amount of the debt warrants that may be exercised at any one time;

•	whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form;

•	information with respect to book-entry procedures, if any; the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	the antidilution provisions of the debt warrants, if any;

•	the redemption or call provisions, if any, applicable to the debt warrants;

•	any provisions with respect to the holder’s right to require us to repurchase the warrants upon a change in control; and

•	any additional terms of the debt warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the debt warrants.

Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations. Debt warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities purchasable upon exercise and will not be entitled to payment of principal or any premium, if any, or interest on the debt securities purchasable upon exercise.

DESCRIPTION OF THE UNITS

We may issue units comprised of shares of common stock, shares of preferred stock, warrants and other securities in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement;

•	the price or prices at which such units will be issued;

•	the applicable U.S. federal income tax considerations relating to the units;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	any other terms of the units and of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of the Warrants” and “Description of Capital Stock” will apply to the securities included in each unit, to the extent relevant.

Issuance in Series

We may issue units in such amounts and in as many distinct series as we wish. This section summarizes terms of the units that apply generally to all series. Most of the financial and other specific terms of your series will be described in the applicable prospectus supplement.

Unit Agreements

We will issue the units under one or more unit agreements to be entered into between us and a bank or other financial institution, as unit agent. We may add, replace or terminate unit agents from time to time. We will identify the unit agreement under which each series of units will be issued and the unit agent under that agreement in the applicable prospectus supplement.

The following provisions will generally apply to all unit agreements unless otherwise stated in the applicable prospectus supplement.

Modification Without Consent

We and the applicable unit agent may amend any unit or unit agreement without the consent of any holder:

•	to cure any ambiguity; any provisions of the governing unit agreement that differ from those described below;

•	to correct or supplement any defective or inconsistent provision; or

•	to make any other change that we believe is necessary or desirable and will not adversely affect the interests of the affected holders in any material respect.

We do not need any approval to make changes that affect only units to be issued after the changes take effect. We may also make changes that do not adversely affect a particular unit in any material respect, even if they adversely affect other units in a material respect. In those cases, we do not need to obtain the approval of the holder of the unaffected unit; we need only obtain any required approvals from the holders of the affected units.

Modification With Consent

We may not amend any particular unit or a unit agreement with respect to any particular unit unless we obtain the consent of the holder of that unit, if the amendment would:

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impair any right of the holder to exercise or enforce any right under a security included in the unit if the terms of that security require the consent of the holder to any changes that would impair the exercise or enforcement of that right; or

•

reduce the percentage of outstanding units or any series or class where the consent of such holders is required to amend that series or class, or the applicable unit agreement with respect to that series or class, as described below.

Any other change to a particular unit agreement and the units issued under that agreement would require the following approval:

•	If the change affects only the units of a particular series issued under that agreement, the change must be approved by the holders of a majority of the outstanding units of that series; or

•

If the change affects the units of more than one series issued under that agreement, it must be approved by the holders of a majority of all outstanding units of all series affected by the change, with the units of all the affected series voting together as one class for this purpose.

These provisions regarding changes with majority approval also apply to changes affecting any securities issued under a unit agreement, as the governing document.

In each case, the required approval must be given by written consent.

Unit Agreements Will Not Be Qualified Under Trust Indenture Act

No unit agreement will be qualified as an indenture, and no unit agent will be required to qualify as a trustee, under the Trust Indenture Act. Therefore, holders of units issued under unit agreements will not have the protections of the Trust Indenture Act with respect to their units.

Mergers and Similar Transactions Permitted; No Restrictive Covenants or Events of Default

The unit agreements will not restrict our ability to merge or consolidate with, or sell our assets to, another corporation or other entity or to engage in any other transactions. If at any time we merge or consolidate with, or sell our assets substantially as an entirety to, another corporation or other entity, the successor entity will succeed to and assume our obligations under the unit agreements. We will then be relieved of any further obligation under these agreements.

The unit agreements will not include any restrictions on our ability to put liens on our assets, including our interests in our subsidiaries, nor will they restrict our ability to sell our assets. The unit agreements also will not provide for any events of default or remedies upon the occurrence of any events of default.

Governing Law

The unit agreements and the units will be governed by Delaware law.

Form, Exchange and Transfer

We will issue each unit in global—i.e., book-entry—form only. Units in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the units represented by the global security. Those who own beneficial interests in a unit will do so through participants in the depositary’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. We will describe book-entry securities and other terms regarding the issuance and registration of the units in the applicable prospectus supplement.

Each unit and all securities comprising the unit will be issued in the same form.

If we issue any units in registered, non-global form, the following will apply to them:

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The units will be issued in the denominations stated in the applicable prospectus supplement. Holders may exchange their units for units of smaller denominations or combined into fewer units of larger denominations, as long as the total amount is not changed.

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Holders may exchange or transfer their units at the office of the unit agent. Holders may also replace lost, stolen, destroyed or mutilated units at that office. We may appoint another entity to perform these functions or perform them ourselves.

•

Holders will not be required to pay a service charge to transfer or exchange their units, but they may be required to pay for any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership. The transfer agent may also require an indemnity before replacing any units.

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If we have the right to redeem, accelerate or settle any units before their maturity, and we exercise our right as to less than all those units or other securities, we may block the exchange or transfer of those units during the period beginning 15 days before the day we mail the notice of exercise and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any unit selected for early settlement, except that we will continue to permit transfers and exchanges of the unsettled portion of any unit being partially settled. We may also block the transfer or exchange of any unit in this manner if the unit includes securities that are or may be selected for early settlement.

•	Only the depositary will be entitled to transfer or exchange a unit in global form, since it will be the sole holder of the unit.

Payments and Notices

In making payments and giving notices with respect to our units, we will follow the procedures as described in the applicable prospectus supplement.

LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE

In this section, we describe special considerations that will apply to registered securities issued in global—i.e., book-entry—form. First we describe the difference between legal ownership and indirect ownership of registered securities. Then we describe special provisions that apply to global securities.

Who Is the Legal Owner of a Registered Security?

Each debt security, share of common stock or preferred stock and depositary share in registered form will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. We refer to those who have securities registered in their own names, on the books that we or the trustee or other agent maintain for this purpose, as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those who, indirectly through others, own beneficial interests in securities that are not registered in their own names as indirect owners of those securities. As we discuss below, indirect owners are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect owners.

Book-Entry Owners

We expect to issue debt securities and depositary shares in book-entry form only. We may issue shares of common stock in book-entry form. This means those securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Under each indenture or other applicable agreement, only the person in whose name a security is registered is recognized as the holder of that security. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities and we will make all payments on the securities, including deliveries of common or preferred shares in exchange for exchangeable debt securities, to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect owners, and not holders, of the securities.

Street Name Owners

In the future we may terminate a global security or issue securities initially in non-global form. In these cases, investors may choose to hold their securities in their own names or in street name. Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities and we will make all payments on those securities, including deliveries of common or preferred shares in exchange for exchangeable debt securities, to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect owners, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of the trustee under any indenture and the obligations, if any, of any other third parties employed by us, the trustee or any agents, run only to the holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect owner of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for that payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect owners but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose—e.g., to amend the indenture for a series of debt securities or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture—we would seek the approval only from the holders, and not the indirect owners, of the relevant securities. Whether and how the holders contact the indirect owners is up to the holders.

When we refer to “you” in this section of the prospectus, we mean those who invest in the securities being offered by this prospectus and the applicable prospectus supplement, whether they are the holders or only indirect owners of those securities. When we refer to “your securities” in this section of the prospectus, we mean the securities in which you will hold a direct or indirect interest.

Special Considerations for Indirect Owners

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

What Is a Global Security?

A global security is issued in book-entry form only. Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of one or more financial institutions or clearing systems, or their nominees, which we select. A financial institution or clearing system that we select for any security for this purpose is called the “depositary” for that security. A security will usually have only one depositary but it may have more.

Each series of these securities will have one or more of the following as the depositaries:

•	The Depository Trust Company, New York, New York, which is known as “DTC”;

•	a financial institution holding the securities on behalf of Euroclear Bank S.A./N.V., as operator of the Euroclear system, which is known as “Euroclear”;

•	a financial institution holding the securities on behalf of Clearstream Banking, société anonyme, Luxembourg, which is known as “Clearstream”; and

•	any other clearing system or financial institution named in the applicable prospectus supplement.

The depositaries named above may also be participants in one another’s systems. Thus, for example, if DTC is the depositary for a global security, investors may hold beneficial interests in that security through Euroclear or Clearstream, as DTC participants. The depositary or depositaries for your securities will be named in your prospectus supplement; if none is named, the depositary will be DTC.

A global security may represent one or any other number of individual securities. Generally, all securities represented by the same global security will have the same terms. We may, however, issue a global security that represents multiple securities of the same kind, such as debt securities, that have different terms and are issued at different times. We call this kind of global security a master global security. Your prospectus supplement will indicate whether your securities are represented by a master global security.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “—Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only indirect interests in a global security. Indirect interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect owner of an interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under “—Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated.” If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect owner, an investor’s rights relating to a global security will be governed by the account rules of the depositary and those of the investor’s financial institution or other intermediary through which it holds its interest (e.g., Euroclear or Clearstream, if DTC is the depositary), as well as general laws relating to securities transfers. We do not recognize this type of investor or any intermediary as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

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An investor cannot cause the securities to be registered in his or her own name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

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An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above under “—Who Is the Legal Owner of a Registered Security?”;

•	An investor may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form;

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An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

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The depositary’s policies will govern payments, deliveries, transfers, exchanges, notices and other matters relating to an investor’s interest in a global security, and those policies may change from time to time. We, the trustee and any agents will have no responsibility for any aspect of the depositary’s policies, actions or records of ownership interests in a global security. We, the trustee and any agents also do not supervise the depositary in any way;

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The depositary will require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well; and

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Financial institutions that participate in the depositary’s book-entry system and through which an investor holds its interest in the global securities, directly or indirectly, may also have their own policies affecting payments, deliveries, transfers, exchanges, notices and other matters relating to the securities, and those policies may change from time to time. For example, if you hold an interest in a global security through Euroclear or Clearstream, when DTC is the depositary, Euroclear or Clearstream, as applicable, will require those who purchase and sell interests in that security through them to use immediately available funds and comply with other policies and procedures, including deadlines for giving instructions as to transactions that are to be effected on a particular day. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the policies or actions or records of ownership interests of any of those intermediaries.

Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated

If we issue any series of securities in book-entry form, but we choose to give the beneficial owners of that series the right to obtain non-global securities, any beneficial owner entitled to obtain non-global securities may do so by following the applicable procedures of the depositary, any transfer agent or registrar for that series and that owner’s bank, broker or other financial institution through which that owner holds its beneficial interest in the securities. For example, in the case of a global security representing shares of preferred stock or depositary shares, a beneficial owner will be entitled to obtain a non-global security representing its interest by making a written request to the transfer agent or other agent designated by us. If you are entitled to request a non-global certificate and wish to do so, you will need to allow sufficient lead time to enable us or our agent to prepare the requested certificate.

In addition, in a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the securities it represented. After that exchange, the choice of whether to hold the securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors above under “—Who Is the Legal Owner of a Registered Security?”

The special situations for termination of a global security are as follows:

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if the depositary notifies us that it is unwilling or unable to continue as depositary for that global security or the depositary has ceased to be a clearing agency registered under the Securities Exchange Act, and in either case we do not appoint another institution to act as depositary within 90 days;

•	in the case of a global security representing debt securities, if an event of default has occurred with regard to the debt securities and has not been cured or waived; or

•	any other circumstances specified for this purpose in the applicable prospectus supplement.

If a global security is terminated, only the depositary, and not we or the trustee for any debt securities, is responsible for deciding the names of the institutions in whose names the securities represented by the global security will be registered and, therefore, who will be the holders of those securities.

Considerations Relating to Euroclear and Clearstream

Euroclear and Clearstream are securities clearance systems in Europe. Both systems clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment.

Euroclear and Clearstream may be depositaries for a global security. In addition, if DTC is the depositary for a global security, Euroclear and Clearstream may hold interests in the global security as participants in DTC.

As long as any global security is held by Euroclear or Clearstream, as depositary, you may hold an interest in the global security only through an organization that participates, directly or indirectly, in Euroclear or Clearstream. If Euroclear or Clearstream is the depositary for a global security and there is no depositary in the United States, you will not be able to hold interests in that global security through any securities clearance system in the United States.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on one hand, and participants in DTC, on the other hand, when DTC is the depositary, would also be subject to DTC’s rules and procedures.

Special Timing Considerations for Transactions in Euroclear and Clearstream

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

PLAN OF DISTRIBUTION

We may sell the securities offered through this prospectus in any one or more of the following ways:

•	directly to investors, including through a specific bidding, auction or other process;

•	to investors through agents;

•	directly to agents;

•	to or through brokers or dealers;

•	to the public through underwriting syndicates led by one or more managing underwriters;

•	to one or more underwriters acting alone for resale to investors or to the public; and

•	through a combination of any such methods of sale.

Our common stock and preferred stock may be issued upon conversion of debt securities or preferred stock. Securities may also be issued upon exercise of warrants. We reserve the right to sell securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. The prospectus supplement will, where applicable:

•	describe the terms of the offering;

•	identify any underwriters, dealers or agents;

•	identify any managing underwriter or underwriters;

•	provide purchase price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale Through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

Delayed Delivery Contracts

If the prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

“At the Market” Offerings

We may from time to time engage a firm to act as our agent for one or more offerings of our securities. We sometimes refer to this agent as our “offering agent.” If we reach agreement with an offering agent with respect to a specific offering, including the number of securities and any minimum price below which sales may not be made, than the offering agent will try to sell such securities on the agreed terms. The offering agent could make sales in privately negotiated transactions or any other method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act, including sales made directly on the The Nasdaq Global Market, or sales made to or through a market maker other than on an exchange. The offering agent will be deemed to be an “underwriter” within the meaning of the Securities Act with respect to any sales effected through an “at the market” offering.

Market Making, Stabilization and Other Transactions

Unless the applicable prospectus supplement states otherwise, each series of offered securities will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Derivative Transactions and Hedging

We, the underwriters or other agents may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters or agents may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters or agents. The underwriters or agents may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters or agents may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Electronic Auctions

We may also make sales through the Internet or through other electronic means. Since we may from time to time elect to offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the Internet (sometimes referred to as the “world wide web”) or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, you will want to pay particular attention to the description of that system we will provide in a prospectus supplement.

Such electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms and conditions at which such securities are sold. These bidding or ordering systems may present to each bidder, on a so-called “real-time” basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected. For example, in the case of debt security, the clearing spread could be indicated as a number of “basis points” above an index treasury note. Of course, many pricing methods can and may also be used.

Upon completion of such an electronic auction process, securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.

General Information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

LEGAL MATTERS

Certain legal matters in connection with the offering will be passed upon for us by Goodwin Procter LLP, Boston, Massachusetts.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K/A for the year ended December 31, 2008 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

The financial statements of EverQ GmbH as of December 31, 2006 and for the period from December 20, 2006 to December 31, 2006, incorporated into this prospectus by reference to the Annual Report on Form 10-K/A for the year ended December 31, 2008, have been so incorporated in reliance on the report of PricewaterhouseCoopers AG, an independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus “incorporates by reference” certain information we file with the SEC. The information incorporated by reference is an important part of this prospectus. The incorporated documents contain significant information about us, our business and our finances. Any statement contained in a document which is incorporated by reference into this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies or replaces this information. We incorporate by reference the following documents filed with the SEC:

•	Annual Report on Form 10-K, as amended, for the year ended December 31, 2008;

•	Current Report on Form 8-K filed with the SEC on April 17, 2009;

•	The description of our common stock included in the Form 8-A filed on October 4, 2000 and any amendment or report filed with the SEC for the purpose of updating such description; and

•

All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus and prior to the termination of the offering; except as to any portion of any future report or document that is not deemed filed under such provisions.

We will provide without charge to each person to whom a prospectus is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this prospectus, other than exhibits to those documents unless those exhibits are specifically incorporated by reference into those documents. A written request should be addressed to

Evergreen Solar, Inc.

138 Bartlett Street

Marlboro, Massachusetts 01752

Attention: Corporate Secretary.

This prospectus is part of a registration statement we filed with the SEC. We have incorporated exhibits into the registration statement. You should read the exhibits carefully for provisions that may be important to you.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different or additional information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or in the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or the date of the applicable documents.

WHERE YOU CAN FIND MORE INFORMATION

Evergreen Solar, Inc. is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance with the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. In addition, you may read our SEC filings at the offices of the New York Stock Exchange (the “NYSE”), which is located at 20 Broad Street, New York, New York 10005.

Evergreen Solar, Inc. has a website located at http://www.evergreensolar.com. The information on this website is not incorporated by reference into this prospectus or any prospectus supplement and you should not consider it part of this prospectus or any prospectus supplement.

37,000,000 Shares

EVERGREEN SOLAR, INC.

Common Stock

PROSPECTUS SUPPLEMENT

Piper Jaffray

May 20, 2009